EXHIBIT 2.1
    ASSET PURCHASE AGREEMENT
BETWEEN
LUMINE GROUP UK HOLDCO LTD
INCOGNITO SOFTWARE SYSTEMS INC.
LUMINE GROUP US HOLDCO, INC.
LUMINE GROUP AUSTRALIA HOLDCO PTY LTD
OPENWAVE MESSAGING (IRELAND) LIMITED
RAZERSIGHT SOFTWARE SOLUTIONS IRELAND LIMITED
SPATIAL SOFTWARE SOLUTIONS IRELAND LIMITED
RAZORSIGHT SOFTWARE SOLUTIONS US INC.
OPENWAVE MESSAGING US INC.
LUMINE GROUP SOFTWARE SOLUTIONS (IRELAND) LIMITED
- AND -
CRITICAL PATH, LLC
SYNCHRONOSS SOFTWARE IRELAND LTD
OPENWAVE MESSAGING B.V.
SYNCHRONOSS TECHNOLOGIES DATA CENTRE LTD
SYNCHRONOSS TECHNOLOGIES HOLDINGS LTD
SYNCHRONOSS TECHNOLOGIES INDIA PVT. LTD
SYNCHRONOSS TECHNOLOGIES FRANCE SAS
SYNCHRONOSS TECHNOLOGIES, INC.

ASSET PURCHASE AGREEMENT
THIS AGREEMENT is made as of the 31st day of October, 2023
BETWEEN:
LUMINE GROUP UK HOLDCO LTD, INCOGNITO SOFTWARE SYSTEMS INC., LUMINE GROUP US HOLDCO, INC., LUMINE GROUP AUSTRALIA HOLDCO PTY LTD, OPENWAVE MESSAGING (IRELAND) LIMITED, RAZERSIGHT SOFTWARE SOLUTIONS IRELAND LIMITED, SPATIAL SOFTWARE SOLUTIONS IRELAND LIMITED, RAZORSIGHT SOFTWARE SOLUTIONS US INC., OPENWAVE MESSAGING US INC. , and LUMINE GROUP SOFTWARE SOLUTIONS (IRELAND) LIMITED, a private limited company incorporated under the laws of Ireland (the “Purchaser”, and together with Lumine Group UK Holdco Ltd, Incognito Software Systems Inc., Lumine Group US Holdco, Inc., Lumine Group Australia Holdco Pty Ltd, Openwave Messaging (Ireland) Limited, Razersight Software Solutions Ireland Limited, Spatial Software Solutions Ireland Limited, Razorsight Software Solutions US Inc., and Openwave Messaging US Inc., the “Purchaser Group”)
- and-
CRITICAL PATH, LLC, SYNCHRONOSS SOFTWARE IRELAND LTD., OPENWAVE MESSAGING B.V., SYNCHRONOSS TECHNOLOGIES HOLDINGS LTD., SYNCHRONOSS TECHNOLOGIES DATA CENTRE LTD, SYNCHRONOSS TECHNOLOGIES INDIA PVT. LTD., SYNCHRONOSS TECHNOLOGIES FRANCE SAS, and SYNCHRONOSS TECHNOLOGIES, INC., a corporation organized under the laws of Delaware (the “Vendor”, and together with Critical Path, LLC, Synchronoss Software Ireland Ltd, Openwave Messaging B.V., Synchronoss Technologies Holdings Ltd, Synchronoss Technologies Data Centre Ltd, Synchronoss Technologies India Pvt. Ltd. and Synchronoss Technologies France SAS, the “Vendor Group”)
WHEREAS:
(a)The Vendor Group carries on the business of development, marketing, implementation and support services of messaging and digital solutions;
(b)The Vendor Group desires to sell and the Purchaser Group desires to purchase the assets pertaining to the Purchased Business (as hereafter defined) upon and subject to the terms and conditions hereinafter set forth, but not including any assets, product or service pertaining to the Retained Business (as hereafter defined); and
(c)Concurrently with the execution of this Agreement, and as a condition and inducement to the Vendor Group’s willingness to enter into this Agreement, Guarantor has delivered a limited guaranty (the “Guaranty”), in favor of the Vendor Group and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain payment and indemnification obligations of the Purchaser in connection with this Agreement.
NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.INTERPRETATION

1.1Definitions. Unless defined within the body of this Agreement, all capitalized terms have the meanings assigned to such terms in Schedule A attached hereto.
1.2Knowledge of Vendor Group. For the purposes of this Agreement, “to the Knowledge of the Vendor Group” and all similar phrases will be deemed to refer to the actual knowledge of Jeff Miller, Lou Ferraro, Jeff Gill, Ciaran McGovern, Pat Doran, Mina Lackner, Christina Gabrys, and Chris Hill, or the constructive knowledge of such individuals after reasonable internal inquiry as to the accuracy and completeness of the subject matter referenced herein with the Vendor Group’s and the Subsidiaries’ directors, officers and employees who are responsible for the applicable subject matter.
1.3Vendor Group and Purchaser Group. Except as explicitly stated otherwise herein and other than the representations and warranties made pursuant hereto, all references to “Purchaser” shall be deemed to mean “Purchaser on its own behalf and on behalf of the other members of the Purchaser Group”, and all references to “Vendor” shall be deemed to mean “Vendor on its own behalf and on behalf of the other members of the Vendor Group”.
1.4Headings. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections are to Sections of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto.
1.5Extended Meanings. In this Agreement, (i) words importing any gender will include all genders, (ii) words importing the singular will include the plural and vice versa, and (iii) the words “include”, “includes”, and “including”, shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import.
1.6Construction. The parties agree that this Agreement is the product of negotiation between sophisticated Persons, each of whom was represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of the provisions of this Agreement.
1.7References to Statutes. Unless otherwise expressly provided herein, any agreement, plan, instrument, or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, plan, instrument, or statute as may be from time to time amended, modified or supplemented, including: (i) in the case of agreements, plans or instruments, by waiver or consent, and (ii) in the case of statutes, by succession of comparable successor statutes up to the relevant date.
1.8Accounting Principles. Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with “GAAP”, such reference will be deemed to be to United States generally accepted accounting principles, as applied on a consistent basis and applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with GAAP.
1.9Currency. All references to currency herein are to United States dollars ($).
1.10Schedules and Transaction Packet. The following are the Schedules and Exhibits to the Transaction Packet:
Schedule A    – Definitions
Schedule B    – NTA Illustrative Example
Schedule C    – Named Accounts
Schedule D    – Representations & Warranties of the Vendor Group

Schedule 2.2(l) – Specified Contracts

Exhibit 1    – Disclosure Letter
Exhibit 2    – Asset Distribution Matrix
Exhibit 3    – Indemnified Matters
Exhibit 4    – Offered Personnel
Exhibit 5    – Financial Statements
Exhibit 6    – Form of Local Asset Purchase Agreements
Exhibit 7    – Existing Employee Benefits Entitlements

2.SALE AND PURCHASE
2.1Purchase and Sale of Assets. Upon and subject to the terms and conditions hereof, the Vendor Group hereby sells, assigns and transfers (or shall procure that the relevant members of its Group, to the extent such entities hold Assets, sell, assign and transfer) to the member of the Purchaser Group as set forth in Exhibit 2 of the Transaction Packet, free and clear of all Liens (other than Permitted Liens, except for the Subsidiary Shares), and the Purchaser Group hereby purchases, the following assets (collectively, the “Assets”, which, for the avoidance of doubt, shall exclude any and all Excluded Assets):
(a)Intellectual Property – the Software and all Intellectual Property;
(b)Fixed Assets – all (i) fixed assets located in the Offices, (ii) fixed assets listed in Section 2.1(b) of the Disclosure Letter, and (iii) transferable fixed assets used exclusively by Employees in the operation of the Purchased Business;
(c)Working Capital Assets – all (i) work-in-process, (ii) prepaid expenses associated with the Contracts, Office Leases, and Subsidiaries’ insurance policies, and (iii) accounts receivable related to the Purchased Business;
(d)Contracts – all right, title and interest of the Vendor Group in, to and under all of the Contracts;
(e)Office Leases – all right, title and interest of the Vendor Group in, to and under the Office Leases; provided, however, that the Vendor Group shall not transfer and assign the lease for the seventh floor of the premises located at Subramanya Arcade, Tower B, No. 12, Bannerghatta Road, Bangalore;
(f)Records – all books, records or files relating exclusively to the Purchased Business including, without limitation all financial, production, personnel, sales, and customer records (except to the extent any of the foregoing are Excluded Assets);
(g)Benefit Plans – all Benefit Plans maintained exclusively by the Subsidiaries and all rights thereunder;
(h)Governmental, Professional, and Trade Registrations and Certifications – all certifications, franchises, approvals, permits, licenses, orders, registrations, certificates, and other similar rights obtained from any Governmental Authority or professional authority or trade organization and all pending applications therefor relating to the Purchased Business or the Assets, if any;
(i)Warranty Rights – the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefore received by the Vendor Group from the purchase or other acquisition of any part of the Assets;

(j)Claims – all rights of the Vendor Group in and to any claims, choses in actions, causes of action and judgments relating to the Purchased Business and to the Assets;
(k)Non-Compete Benefits – all rights of the Vendor Group under any non-compete agreements that relate to the Purchased Business and all rights of the Subsidiaries under any non-compete agreements that relate to the Purchased Business, provided that the Purchaser Group shall only acquire the right to enforce such non-compete agreements in respect of the Purchased Business;
(l)Other Rights – any other rights of the Vendor Group related to the Purchased Business or the Assets, except to the extent any of the foregoing constitute Excluded Assets;
(m)Goodwill – all goodwill and the going concern value of the Purchased Business;
(n)Subsidiary Shares – all equity ownership in and to the Subsidiaries, including, for certainty, all cash held by the Subsidiaries;
(o)subject to Section 4.3(b), all refundable Taxes (or amounts credited against current cash Taxes otherwise due and payable in lieu of a refund) and interest thereon refundable to the Purchaser Group or the Subsidiaries on account of the Purchased Business in respect of any Post-Closing Tax period (“Purchaser Refundable Taxes”); and
(p)Tangible Assets – to the extent not already addressed in the foregoing, the Tangible Assets.
2.2Excluded Assets. From and after the Closing Date, the Vendor Group shall retain all right, title and interest in and to, and there shall be excluded from the purchase and sale, conveyance, assignment, or transfer to the Purchaser Group hereunder, and the Assets shall exclude the following (collectively, the “Excluded Assets”):
(a)subject to Section 4.3(b), all refundable Taxes (or amounts credited against current cash Taxes otherwise due and payable in lieu of a refund) and interest thereon refundable to the Vendor Group or the Subsidiaries on account of the Purchased Business in respect of any Pre-Closing Tax Period (“Vendor Refundable Taxes”);
(b)the corporate seals, organizational documents, minute books or other records relating to the organization as a legal entity of the Vendor Group or any other Person other than the Subsidiaries;
(c)all outstanding equity interests in the Vendor Group, other than the equity interests of the Subsidiaries;
(d)all financial statements, Tax returns and other Tax records and related information of the Vendor or any other Person other than the Subsidiaries;
(e)any fixed assets other than those set forth on Section 2.1(b) of the Disclosure Letter;
(f)all rights of the Vendor Group in respect of any employment or contractor agreement other than employment agreements made with Transferred Personnel;
(g)other than as may be agreed in writing by the parties pursuant to the Transition Services Agreement, all employee benefit plans and assets attributable thereto;

(h)all Benefit Plans maintained by the Vendor Group and all rights thereunder;
(i)all insurance policies owned and maintained by the Vendor Group and all rights thereunder;
(j)the Retained Business;
(k)the Retained Software and all Retained Intellectual Property;
(l)all contracts of the Vendor Group that are not Contracts, including the Specified Contracts; and
(m)all claims of the Vendor Group against third parties related to the above assets, whether choate or inchoate, known, or unknown, contingent or non-contingent.
2.3Assumed Liabilities.
(a)Except as otherwise expressly provided herein, the Purchaser Group will only assume:
(i)all obligations and liabilities of the Vendor Group under the Contracts which are not the result of or caused by any breach or default of the Vendor Group thereunder on or before the Time of Closing;
(ii)all obligations and liabilities with respect to the Subsidiaries arising out of or related to the Purchaser Group’s ownership or operation of the Subsidiaries from and after the Time of Closing;
(iii)all liabilities related to the Transferred Personnel, including any potential severance or termination payments as well as any holiday pay, vacation accruals, and pension or benefits accruals, in each case to the extent payable from and after the Closing Date (including any double-trigger payments triggered as a result of the Purchaser Group’s termination of any Transferred Personnel);
(iv)the Accrued Performance Bonuses;
(v)all obligations and liabilities of the Vendor Group under the Office Leases which are not the result of or caused by any breach or default of the Vendor and/or Vendor Group thereunder on or before the Time of Closing;
(vi)all Transaction Expenses specifically set forth under the “Amount Assumed” column header on the flow of funds approved by the Purchaser and Vendor in connection with Closing (the “Assumed Transaction Expenses”);
(vii)all Indebtedness of the Purchased Business specifically set forth under the “Amount Assumed” column header on the flow of funds approved by the Purchaser and Vendor in connection with Closing (the “Assumed Indebtedness”);
(viii)all obligations and liabilities under the Benefit Plans referenced in Section 2.1(g) that arise following the Time of Closing;
(ix)to the extent not already addressed in the foregoing, the Tangible Liabilities; and

(x)all other liabilities and obligations arising out of or related to the Purchaser Group’s ownership or operation of the Assets from and after the Time of Closing, including all accrued liabilities in the normal course of business of the Purchased Business from and after the Time of Closing.
(b)Other than as set forth herein, the Purchaser Group shall only be responsible for liabilities and obligations arising out of or based upon the Purchaser Group’s ownership of the Assets and operation of the Purchased Business from and after the Time of Closing.
2.4Excluded Liabilities. Except as set out in Section 2.3 above, the Purchaser Group does not assume and will not be liable for any obligations or liabilities of the Vendor Group whatsoever including, without limiting the generality of the foregoing:
(a)any liabilities and obligations (including Claims) arising out of or based upon the Vendor Group’s ownership of the Assets or operation of the Purchased Business and/or Subsidiaries, relating to the period up to the Time of Closing other than the Assumed Liabilities (whether or not arising prior to or following the Time of Closing);
(b)any Indebtedness of the Vendor Group (other than the Assumed Indebtedness);
(c)any single-trigger or lump sum transaction bonuses or retention bonuses payable to Transferred Personnel;
(d)the Excluded Tangible Liabilities;
(e)any obligations or liabilities arising at any time in respect of any employees or contractors other than the Transferred Personnel;
(f)any obligations or liabilities arising at any time in respect of any real property leases or sub-leases other than the Office Leases;
(g)all Taxes that may be or become payable by the Vendor’s Group with respect to a Pre-Closing Tax Period, including: (i) any Tax liability of the Vendor’s Group; (ii) any Taxes resulting from or arising as a consequence of the sale by the Vendor Group to the Purchaser Group of the Assets herein contemplated (other than any Transfer Taxes required to be borne by Purchaser (on behalf of the Purchaser Group) pursuant to Section 7.2 hereof); and (iii) any Taxes of the Subsidiaries that may be or become payable by the Subsidiaries with respect to any Pre-Closing Tax Period;
(h)any liabilities of the Vendor’s Group arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;
(i)any liabilities relating to or arising out of the Excluded Assets (which, for the avoidance of doubt, shall exclude any costs, expenses, or any other liabilities arising under the Transition Services Agreement (whether in connection with the performance of such Transition Services Agreement or pursuant to the terms of the Transition Services Agreement)); or
(j)any Claims, liabilities or other obligations of the Vendor Group not directly related to or associated with the Purchased Business;
provided, however, that all Taxes attributable to the ownership or operation of the Assets (including, for the avoidance of doubt, the Subsidiaries) or the Purchased Business during any Post-Closing Tax Period (excluding income or capital gains taxes from the sale of Assets or Purchased Business pursuant to this Agreement) are the responsibility of the Purchaser Group. For the purposes of this Agreement, ad valorem taxes, property taxes and other Taxes attributable to the ownership or operation of the Assets or the Purchased Business shall be prorated based on the percentage of the assessment period occurring before the Closing Date, and the portion allocable to any Post-Closing Tax Periods shall be for the account of the Purchaser Group.
2.5Purchase Price and Allocation Thereof. The aggregate purchase price payable by the Purchaser Group to the Vendor Group for the Assets (such amount being hereinafter referred to as the “Purchase Price”) will not exceed $41,800,000, subject to any adjustments under Section 2.6(b) (which, for clarity, could cause the Purchase Price to exceed $41,800,000). The Vendor and Purchaser hereby agree to allocate the Purchase Price and Assumed Liabilities (plus other relevant items), as adjusted in accordance with the terms hereof, among the Assets for all purposes (including Tax and financial accounting) in accordance with the principles of Section 1060 of the Internal Revenue Code. The Purchaser shall deliver a purchase price allocation by the date that is 120 days following the Closing Date (the “Purchase Price Allocation”). Vendor shall identify any objections to the Purchase Price Allocation no later than thirty (30) days after the receipt thereof, and if the Vendor does not deliver any such written objection within such thirty (30) day period, the Vendor will be deemed to have agreed with the Purchase Price Allocation. Purchaser and Vendor will negotiate in good faith in an attempt to resolve any such dispute for a period of fifteen (15) days following delivery of any objection by the Vendor, and if Purchaser and Vendor are unable to resolve such disputes with such fifteen (15) day period (unless such period is extended by mutual agreement of the Vendor and the Purchaser), the parties will submit such dispute to the Reviewing Accountant with instructions to resolve any such dispute within thirty (30) days of the Reviewing Accountant’s engagement and full provision of supporting materials. The determination of the Reviewing Accountant will be final and binding on Purchaser and Vendor, each of whom shall bear the fees and expenses of the Reviewing Accountant equally. The Purchaser Group and Vendor Group shall file all Tax returns and elections required or desirable under Applicable Laws in a manner consistent with the Purchase Price Allocation (as finally determined in accordance with this Section 2.5), including IRS Form 8594 and any comparable form required under state, local or non-U.S. Applicable Law. Neither the Vendor Group nor Purchaser Group shall take a contrary position with respect to such allocation in any Tax proceeding, audit, investigation, assessment, reassessment objection or appeal, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law).
2.6Payment of Purchase Price. The Purchase Price will be payable as follows:
(a)$31,300,000, less (i) the Required Operating Cash Deficit Adjustment, if any, less (ii) 50% of the Transfer Taxes Estimate, less (iii) the Assumed Transaction Expenses, and less (iv) Assumed Indebtedness, will be paid by the Purchaser to the Vendor by wire transfer on the Closing Date (the “Closing Date Payment”);
(b)the amount (if any) paid to Vendor from the NTA Holdback plus the amounts (if any) paid by the Purchaser to the Vendor, in each case pursuant to the terms of Section 2.7 and Section 2.8;
(c)an amount up to a maximum of $3,000,000 (the “FY23 Holdback”) will be paid by the Purchaser to the Vendor pursuant to the terms of Section 2.9; and
(d)an amount (if any) of $300,000 (the “US Sales Tax Holdback”) will be paid by the Purchaser to the Vendor pursuant to the terms of Section 2.10.

2.7Preliminary NTA Adjustment
(a)No later than 30 days following the end of the Preliminary Holdback Period, the Purchaser shall deliver to the Vendor a written statement setting forth (with supporting detail regarding the calculation) the value of the NTA Amount as at the Time of Closing, calculated in accordance with Schedule B and otherwise in accordance with GAAP (the “Preliminary NTA Amount”). The Vendor shall then have 30 days following receipt of the calculation of the Preliminary NTA Amount from the Purchaser to review such information (the “Preliminary NTA Review Period”). If the Vendor desires to dispute the Preliminary NTA Amount as calculated by the Purchaser, the Vendor shall do so by delivering written notice of such dispute to the Purchaser prior to the expiry of the Preliminary NTA Review Period. If the Vendor has not delivered written notice to the Purchaser before the expiry of the Preliminary NTA Review Period, the Preliminary NTA Amount as calculated by the Purchaser will be deemed to be final and binding on the Purchaser Group and Vendor Group as of that date. If a notice of dispute has been delivered, such notice shall set forth in reasonable detail the Vendor’s alternative calculation of the Preliminary NTA Amount and an explanation of each variance; and the parties will work together in good faith to resolve any anticipated disputes during the Preliminary NTA Review Period (or such longer period as they may mutually agree in writing). If the Vendor and the Purchaser are not able to agree upon a resolution of any dispute within 30 days following the Preliminary NTA Review Period (or longer agreed period), then any such dispute shall be resolved by an independent accounting firm (the “Reviewing Accountant”) selected jointly by the Vendor and the Purchaser. Each party shall provide to the Reviewing Accountant reasonable access to the books and records reasonably related to the calculation of the Preliminary NTA Amount and shall work cooperatively to verify the information set forth therein. The Reviewing Accountant shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than 60 days after submission. The fees of the Reviewing Accountant will be borne equally by the Vendor (on the one hand) and the Purchaser (on the other hand). The Reviewing Accountant will act as an expert and not as an arbitrator and shall make its determination of the dispute based solely on the written submissions of the Purchaser and the Vendor. With respect to each disputed line item, the determination of the Reviewing Accountant shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Purchaser or the Vendor, as applicable, in their respective presentations or submissions to the Reviewing Accountant. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Reviewing Accountant shall be limited to fixing mathematical errors and determining whether any disputed determination of the Preliminary NTA Amount or any component thereof was properly calculated in accordance with GAAP. The Reviewing Accountant is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Purchaser’s submission or the Vendor’s notice of dispute other than those matters that were properly submitted for resolution to the Reviewing Accountant, (B) any determination as to the accuracy of the representations and warranties set forth in this Agreement, or (C) any determination as to compliance by any party with any of their respective covenants in this Agreement (other than those set forth in this Section 2.7(a)). The Parties acknowledge that the purpose of the process set forth in this Section 2.7(a) is to determine the correct calculation of the Preliminary NTA Amount, and such process is not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases for the purpose of determining the Preliminary NTA Amount, and the Reviewing Accountant shall make its determinations in accordance with this purpose. The determination of the dispute by the Reviewing Accountant shall be resolved in writing fully, finally, and exclusively by the Reviewing Accountant and shall be final and binding on the Purchaser Group and Vendor Group upon receipt of such written determination (in the absence of manifest error). The final determination of the Preliminary NTA Amount shall be deemed to have occurred on the earliest of (x) the date of receipt by Purchaser of a notice of acceptance from the Vendor (or deemed acceptance upon the expiry of the Preliminary NTA Review Period), (y) the date of the resolution by the parties of any disputes with respect to the Preliminary NTA Amount (as such resolution is evidenced in a writing), and (z) the date of receipt by the parties of the written determination of the Reviewing Accountant.
(b)If the Preliminary NTA Amount, as finally determined in accordance with Section 2.7(a) is equal to or greater than the Target NTA (the amount of the difference between the Preliminary NTA Amount and the Target NTA, being the “Preliminary NTA Excess”) then:
(i)the Purchaser and the Vendor will promptly deliver joint instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to pay the NTA Holdback to the Vendor less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate; and
(ii)the Purchaser shall pay to the Vendor by wire transfer the amount of the Preliminary NTA Excess, up to a maximum amount not to exceed $7,200,000, less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate, within 10 Business Days of such determination (and there shall be no further liability of Purchaser for such Preliminary NTA Excess).
(c)If the Preliminary NTA Amount, as finally determined in accordance with Section 2.7(a) is less than the Target NTA (the amount of the difference between the Preliminary NTA Amount and the Target NTA, expressed as a positive number, being the “Preliminary NTA Shortfall”) then:
(i)if the Preliminary NTA Shortfall is less than the NTA Holdback (the amount of the difference between the Preliminary NTA Shortfall and the NTA Holdback, expressed as a positive number, being the “Partial Preliminary Release Amount”), then the Purchaser and the Vendor will promptly deliver joint instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to pay the Partial Preliminary Release Amount to the Vendor less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate; or
(ii)if the Preliminary NTA Shortfall is greater than or equal to the NTA Holdback, then no payment shall be made from the NTA Holdback (and there shall be no further liability of Vendor for such Preliminary NTA Shortfall).
(d)For certainty, all amounts used in the final determination of the Preliminary NTA Amount in accordance with Section 2.7(a) are final and conclusive and shall be included without modification in the calculation of the Final NTA Amount in Section 2.8 below other than with respect to any amounts relating to the Named Accounts.
(e)Notwithstanding the provisions of Section 2.7, the Purchaser shall be entitled to withhold from any payment required to be made by the Purchaser pursuant to Section 2.7(b)(ii) an amount in respect of any Claim of the Purchaser in accordance with the provisions of Section 5.4.

2.8Final NTA Adjustment
(a)On the day that is 300 days following the Closing Date (the “Final NTA Statement Date”), the Purchaser shall deliver to the Vendor a written statement setting forth (with supporting detail regarding the calculation) the value of the NTA Amount as of the Time of Closing (updated only to include any revised values for Named Accounts per Section 2.7(d)), calculated in accordance with Schedule B (subject to) and otherwise in accordance with GAAP (the “Final NTA Amount”). The Vendor shall then have 30 days following receipt of the calculation of the Final NTA Amount from the Purchaser to review such information (the “Final NTA Review Period”). If the Vendor desires to dispute the Final NTA Amount as calculated by the Purchaser, the Vendor shall do so by delivering written notice of such dispute to the Purchaser prior to the expiry of the Final NTA Review Period. If the Vendor has not delivered written notice to the Purchaser before the expiry of the Final NTA Review Period, the Final NTA Amount as calculated by the Purchaser will be deemed to be final and binding on the Purchaser Group and Vendor Group as of that date. If a notice of dispute has been delivered, such notice shall set forth in reasonable detail the Vendor’s alternative calculation of the Final NTA Amount and an explanation of each variance; and the parties will work together in good faith to resolve any anticipated disputes during the Final NTA Review Period (or such longer period as they may mutually agree in writing). If the Vendor and the Purchaser are not able to agree upon a resolution of any dispute within 30 days following the Final NTA Review Period (or longer agreed period), then any such dispute shall be resolved by the Reviewing Accountant. Each party shall provide to the Reviewing Accountant reasonable access to the books and records reasonably related to the calculation of the Final NTA Amount and shall work cooperatively to verify the information set forth therein. The Reviewing Accountant shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than 60 days after submission. The fees of the Reviewing Accountant will be borne equally by the Vendor (on the one hand) and the Purchaser (on the other hand). The Reviewing Accountant will act as an expert and not as an arbitrator and shall make its determination of the dispute based solely on the written submissions of the Purchaser and the Vendor. With respect to each disputed line item, the determination of the Reviewing Accountant shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Purchaser or the Vendor, as applicable, in their respective presentations or submissions to the Reviewing Accountant. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Reviewing Accountant shall be limited to fixing mathematical errors and determining whether any disputed determination of the Final NTA Amount or any component thereof was properly calculated in accordance with GAAP. The Reviewing Accountant is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Purchaser’s submission or the Vendor’s notice of dispute other than those matters that were properly submitted for resolution to the Reviewing Accountant, (B) any determination as to the accuracy of the representations and warranties set forth in this Agreement, or (C) any determination as to compliance by any party with any of their respective covenants in this Agreement (other than those set forth in this Section 2.8(a)). The Parties acknowledge that the purpose of the process set forth in this Section 2.8(a) is to determine the correct calculation of the Final NTA Amount, and such process is not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases for the purpose of determining the Final NTA Amount, and the Reviewing Accountant shall make its determinations in accordance with this purpose. The determination of the dispute by the Reviewing Accountant shall be resolved in writing fully, finally, and exclusively by the Reviewing Accountant and shall be final and binding on the Purchaser Group and Vendor Group upon receipt of such written determination (in the absence of manifest error). The final determination of the Final NTA Amount shall be deemed to have occurred on the earliest of (x) the date of receipt by Purchaser of a notice of acceptance from the Vendor (or deemed acceptance upon the expiry of the Final NTA Review Period), (y) the date of the resolution by the parties of any disputes with respect to the Final NTA Amount (as such resolution is evidenced in writing), and (z) the date of receipt by the parties of the written determination of the Reviewing Accountant.
(b)If the Final NTA Amount, as finally determined in accordance with Section 2.8(a), is greater than the Target NTA (the amount of the difference between the Final NTA Amount and the Target NTA, being the “Final NTA Excess”) then:
(i)the Purchaser and the Vendor will promptly deliver joint instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to pay any remaining NTA Holdback to the Vendor less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate; and
(ii)the Purchaser shall pay to the Vendor by wire transfer the amount of the Final NTA Excess, less the amount of any Preliminary NTA Excess paid pursuant to Section 2.7(b)(ii) and less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate, up to an aggregate maximum amount not to exceed $7,200,000, within 10 Business Days of such determination (and there shall be no further liability of Purchaser for such Final NTA Excess).
(c)If the Final NTA Amount, as finally determined in accordance with Section 2.8(a), is less than the Target NTA (the amount of the difference between the Final NTA Amount and the Target NTA, expressed as a positive number, being the “Final NTA Shortfall”) then:
(i)if the Final NTA Shortfall is less than the NTA Holdback (the amount of the difference between the Final NTA Shortfall and the NTA Holdback, expressed as a positive number, being the “Partial Final Release Amount”), then the Purchaser and the Vendor will promptly deliver joint instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to pay (A) the Partial Final Release Amount, less any Partial Preliminary Release Amount and less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate, to the Vendor; and (B) the remainder of the NTA Holdback to the Purchaser.
(ii)if the Final NTA Shortfall is greater than or equal to the NTA Holdback, then the Purchaser and the Vendor will promptly deliver joint instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to pay the NTA Holdback to the Purchaser (and there shall be no further liability of Vendor for such Final NTA Shortfall).
(d)Notwithstanding the provisions of Section 2.8, the Purchaser shall be entitled to withhold from any payment required to be made by the Purchaser pursuant to Section 2.8(b)(ii) an amount in respect of any Claim of the Purchaser in accordance with the provisions of Section 5.4.
(e)The Purchase Price will be adjusted, following final determination of the Final NTA Amount in accordance with Section 2.8(a), to increase the Purchase Price by (i) the amount, if any, paid to the Vendor from the NTA Holdback; and (ii) the aggregate amount of payments, if any, paid to the Vendor by the Purchaser pursuant to Section 2.7(b)(ii) and Section 2.8(b)(ii).
2.9FY23 Holdback.
(a)No later than 60 days after the fiscal year 2023 accounts are finalized for the Purchased Business, the Purchaser shall deliver to the Vendor a written statement setting forth (with supporting detail regarding the calculation) the value of the FY23 Gross Revenue, calculated in accordance with GAAP (“FY23 Revenue Statement”). The Vendor shall then have 30 days following receipt of the FY23 Revenue Statement from the Purchaser to review such information (the “FY23 Review Period”). If the Vendor desires to dispute the FY23 Revenue Statement as calculated by the Purchaser, the Vendor shall do so by delivering written notice of such dispute to the Purchaser prior to the end of the FY23 Review Period. If the Vendor has not delivered written notice to the Purchaser before the expiry of the FY23 Review Period, the FY23 Revenue Statement as calculated by the Purchaser will be deemed to be final and binding on the parties as of that date. If a notice of dispute has been delivered, such notice shall set forth in reasonable detail the Vendor’s alternative calculation of the FY23 Revenue Statement and an explanation of each variance; and the parties will work together in good faith to resolve any anticipated disputes during the FY23 Review Period (or such longer period as they may mutually agree in writing). If the Vendor and the Purchaser are not able to agree upon a resolution of any dispute within 30 days following the FY23 Review Period (or longer agreed period), then any such dispute shall be resolved by the Reviewing Account selected jointly by the Vendor and the Purchaser. Each party shall provide to the Reviewing Accountant reasonable access to the books and records reasonably related to the calculation of the FY23 Revenue Statement, and shall work cooperatively to verify the information set forth therein. The Reviewing Accountant shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than 60 days after submission. The fees of the Reviewing Accountant will be borne equally by the Vendor (on the one hand) and the Purchaser (on the other hand). The Reviewing Accountant will act as an expert and not as an arbitrator and shall make its determination of the dispute based solely on the written submissions of the Purchaser and the Vendor. With respect to each disputed line item, the determination of the Reviewing Accountant shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Purchaser or the Vendor, as applicable, in their respective presentations or submissions to the Reviewing Accountant. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Reviewing Accountant shall be limited to fixing mathematical errors and determining whether any disputed determination of the FY23 Gross Revenue or any component thereof was properly calculated in accordance with GAAP. The Reviewing Accountant is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Purchaser’s submission or the Vendor’s notice of dispute other than those matters that were properly submitted for resolution to the Reviewing Accountant, (B) any determination as to the accuracy of the representations and warranties set forth in this Agreement, or (C) any determination as to compliance by any party with any of their respective covenants in this Agreement (other than those set forth in this Section 2.9(a)). The Parties acknowledge that the purpose of the process set forth in this Section 2.9(a) is to determine the correct calculation of the FY23 Gross Revenue, and such process is not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases for the purpose of determining the FY23 Gross Revenue, and the Reviewing Accountant shall make its determinations in accordance with this purpose. The determination of the dispute by the Reviewing Accountant shall be resolved in writing fully, finally, and exclusively by the Reviewing Accountant and shall be final and binding on the Purchaser Group and Vendor Group upon receipt of such written determination (in the absence of manifest error). The final determination of the FY23 Revenue Statement shall be deemed to have occurred on the earliest of (x) the date of receipt by Purchaser of a notice of acceptance from the Vendor (or deemed acceptance upon the expiry of the FY23 Review Period), (y) the date of the resolution by the parties of any disputes with respect to the FY23 Gross Revenue (as such resolution is evidenced in a writing), and (z) the date of receipt by the parties of the written determination of the Reviewing Accountant.
(b)If the FY23 Gross Revenue, as finally determined in accordance with Section 2.9(a), is equal to or greater than $74,000,000, then the Purchaser shall pay to the Vendor by wire transfer, within 10 Business Days of such determination the following amount (the “FY23 Holdback Payment”):
(i)$1,000,000 if the FY23 Gross Revenue is equal to or greater than $74,000,000 but less than $76,000,000;
(ii)$2,000,000 if the FY23 Gross Revenue is equal to or greater than $76,000,000 but less than $77,800,000; or
(iii)$3,000,000 if the FY23 Gross Revenue is equal to or greater than $77,800,000, in each case, less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate.
(c)For certainty, if the FY23 Gross Revenue is less than $74,000,000, the Purchaser shall retain the entire FY23 Holdback, and no portion thereof shall be payable to the Vendor.
(d)Notwithstanding the provisions of Section 2.9, the Purchaser shall be entitled to withhold from any payment required to be made by the Purchaser pursuant to Section 2.9(b) an amount in respect of any Claim of the Purchaser in accordance with the provisions of Section 5.4.
(e)The Purchase Price will be adjusted, following final determination of the FY23 Revenue Statement in accordance with Section 2.9(a), to increase the Purchase Price by the amount of the FY23 Holdback Payment, if any, paid to the Vendor.
(f)Except with the prior written consent of the Vendor, from the Closing Date until December 31, 2023, the Purchaser shall:
(i)not take any action or refrain from taking any action regarding the operation of the Purchased Business, in either case with the sole or primary purpose of reducing the amount of the FY23 Gross Revenue or FY23 Holdback Payment;
(ii)not cease to carry on the Purchased Business or a material portion thereof (including as conducted by any Subsidiary), or sell or dispose of the Purchased Business or all or substantially all of the assets of the Purchased Business or a material portion thereof;
(iii)refrain from terminating any Transferred Personnel conducting the operation of the Purchased Business, except and only in the event that any such Person commits fraud, gross negligence, gross insubordination, materially breaches the Purchaser’s or Subsidiaries’ material employee policies or their respective employment agreement, or is otherwise terminable for cause pursuant to Applicable Law; provided, however, that if it is necessary (in the Purchaser’s reasonable discretion) in order to continue operating the Purchased Business in the ordinary course without material disruption, Purchaser covenants that it shall use its commercially reasonable efforts to replace such terminated Transferred Personnel; and
(iv)maintain reasonable financial records with respect to the Purchased Business in order to permit the calculation of the FY23 Gross Revenue and FY23 Holdback Payment,
provided, however, that the Purchaser shall be permitted to transfer the Assets within the Purchaser’s Group for corporate and tax planning, so long as such action is otherwise in compliance with this Section 2.9(f).
2.10US Sales Tax Holdback
(a)No later than the date that is 9 months following the Closing Date (the “US Sales Tax Deadline”), the Vendor shall deliver a written statement setting forth the status of voluntary disclosure agreements with each of the states set forth in Section D(rr)(ii) of the Disclosure Letter, together with all correspondence and proof of payment of Taxes related thereto (the “US Sales Tax Status Statement”).
(b)The Vendor shall have the option, at its discretion, to extend the US Sales Tax Deadline for up to six successive one-month periods, in each case by providing written notice of same to the Purchaser in writing no later than 5 Business Days prior to the end of the US Sales Tax Deadline or extension period, as applicable.
(c)If, on or before the US Sales Tax Deadline (as may be extended pursuant to Section 2.10(b)), the Vendor has provided Purchaser with reasonable evidence that it has duly filed voluntary disclosures and paid Taxes in connection therewith in each of the Subject States as reasonably confirmed by the external accountants/auditors of the Vendor in writing (the “US Sales Tax Target”), the Purchaser shall pay the entirety of the US Sales Tax Holdback to the Vendor less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate. If the US Sales Tax Target has not been met by the US Sales Tax Deadline (as may be extended), the Purchaser shall (i) retain the percentage of the US Sales Tax Holdback which aligns with the percentage of unpaid sales Taxes (by reference to the column titled “BDO Exposure by State” in Section D(rr)(ii) of the Disclosure Letter) and (ii) pay the remainder of the US Sales Tax Holdback to the Vendor less the Vendor’s portion of Transfer Taxes payable in connection therewith pursuant to Section 7.2, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate.
(d)Notwithstanding the provisions of this Section 2.10, the Purchaser shall be entitled to withhold from any payment required to be made by the Purchaser pursuant to Section 2.10(c) an amount in respect of any Claim of the Purchaser in accordance with the provisions of Section 5.4.
(e)The Purchase Price will be adjusted to increase the Purchase Price by the amount of the US Sales Tax Holdback, if any, paid to the Vendor.
(f)Purchaser shall not be authorized to recover for any Indemnified Matters pursuant to Section 5.2 amounts which are recovered pursuant to this Section 2.10.

2.11Local Asset Purchase Agreements.
(a)The sale, transfer, assignment and delivery of certain of the Assets and the assumption of certain of the Assumed Liabilities (or, if agreed by the Vendor Group and the Purchaser, transfer of the related portion of the Purchased Business as a going concern, as the case may be) may be effected pursuant to local asset purchase agreements (each, a “Local Asset Purchase Agreement”) that may be entered into by any of the Local Vendors, as local vendor, and any of the Local Purchasers, as local purchaser, in each case as agreed by the Vendor Group and the Purchaser. Each Local Asset Purchase Agreement shall be substantially in a form attached as Exhibit 6 of the Transaction Packet. The Parties intend that each Local Asset Purchase Agreement will be consistent with the principles underlying the corresponding provisions of this Agreement, and provided further that the parties acknowledge that such Local Asset Purchase Agreements are intended to only include that which cannot reasonably be accomplished via this Agreement based on the knowledge of the Vendor Group and the Purchaser as at the date of this Agreement, for reasonable Tax or accounting reasons, or as is otherwise required or desirable under Applicable Law.
(b)In the event that the Local Purchase Price must be paid at the local level by a Local Purchaser to the relevant Local Vendor pursuant to applicable law, or for reasonable Tax or accounting reasons, then the Local Purchaser shall make such payment to such Local Vendor within ten (10) Business Days of the Closing Date, unless otherwise agreed pursuant to the relevant Local Asset Purchase Agreement. The Vendor Group shall pay the equivalent amount to the Purchaser within five (5) Business Days after such Local Vendor receives the Local Purchase Price. The parties hereto agree that any Local Purchase Price paid by a Local Purchaser shall constitute a reduction (on a dollar for dollar basis) to the Purchase Price paid by the Purchaser hereunder, such that the total purchase price for the Purchased Business globally remains constant.
(c)Following execution of this Agreement, the Vendor Group and the Purchaser shall work together to agree on the identities of the Local Purchasers and Local Vendors taking into account the Tax considerations of the Purchaser’s Group, the Vendor Group and relevant employment law and employee relations considerations and compliance requirements of the Vendor Group, in each case, as applied in the ordinary course of that Group’s business and operations.
(d)The Purchaser and Vendor Group shall cause each member of its respective Group not to bring any claim against the other party or any member of its Group under any Local Asset Purchase Agreement, but for the avoidance of doubt this shall not restrict or limit the Purchaser or the Vendor Group from bringing a claim against the other for breach of clause Section 2.11(e).
(e)The Vendor Group shall cause each Local Vendor and the Purchaser shall cause each Local Purchaser to enter into and comply with each Local Asset Purchase Agreement in accordance with its terms and the Vendor and the Purchaser shall be responsible for any non-compliance by the relevant Local Vendor and Local Purchaser.
(f)Each party shall not, and shall cause each member of its respective Group not to, bring any Claim under any Local Asset Purchase Agreement (and shall keep all other parties harmless with respect to any such claim or actions), except as otherwise permitted under this Agreement.
(g)Subject to Section 2.11(f), the Vendor Group and the Purchaser shall also procure that no Local Vendor or Local Purchaser will challenge the enforcement of a court order issued by a court of competent jurisdiction in the State of Delaware, United States.
2.12Withholding. The Purchaser shall be entitled to deduct and withhold from any payments hereunder (or under any Local Asset Purchase Agreement) such amounts as are required to be deducted or withheld pursuant to Applicable Laws concerning Taxes arising from the occurrence of the Closing, provided that, prior to so deducting or withholding, the Purchaser shall reasonably cooperate with the Vendor to obtain an available exemption or reduction of such withheld amounts, as applicable. Any amounts withheld shall be timely paid to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Vendor.
3.REPRESENTATIONS AND WARRANTIES
3.1Vendor Group Representations and Warranties. As a material inducement for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each member of the Vendor Group hereby represents and warrants to Purchaser as set forth on Schedule D attached hereto. For the purposes of Schedule D, “Vendor Group” shall mean, collectively, the Vendor Group (as it is defined above) and the Subsidiaries. All representations and warranties of the Vendor Group are made subject to and qualified by the exceptions noted in the disclosure letter delivered by the Vendor Group to Purchaser concurrently with this Agreement.
3.2Purchaser’s Representations and Warranties. Each member of the Purchaser Group represents and warrants to the Vendor Group that:
(a)it is a corporation duly incorporated, organized, and subsisting under the laws of its jurisdiction of incorporation;
(b)it has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by it contemplated hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary corporate action;
(c)this Agreement and all other agreements, documents, and instruments to be executed by it hereunder constitute a valid and legally binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy and insolvency laws and to equitable remedies generally; and
(d)neither the entering into nor the delivery of this Agreement or the Transaction Documents to which it is a party, nor the completion of the transactions contemplated hereby or thereby, by it will result in the violation of any of the provisions of its Constating Documents or by-laws, any Applicable Law, or any judgement, order, writ, injunction, or decree of any Governmental Authority.
4.COVENANTS
4.1Assignment of Contracts.
(a)The Vendor Group shall use commercially reasonable efforts to transfer, assign, or novate (or procure the assignment, transfer, or novation) to the Purchaser Group or Local Purchaser (as applicable) any Contracts (except those Contracts to which a Subsidiary is a party and which shall automatically transfer to the Purchaser without further action upon the Closing), with effect from the Time of Closing.

(b)If there are any consents or approvals required to be obtained under any Contracts in order to transfer, assign, or novate the Vendor Group’s interest in such Contracts to the Purchaser Group or Local Purchaser (as applicable), or any Contracts that require consent as a result of a change of control of any Subsidiary, and such consents or approvals have not yet been obtained (or otherwise are not in full force and effect) as of the Closing Date, in the case of each Contract as to which such consent or approval was not obtained (or otherwise are not in full force and effect) (each, a “Pending Contract”), each such Pending Contract shall not be legally assigned to the Purchaser Group at the Closing Date, provided however, that the parties shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain the consent or approval relating to each Pending Contract as quickly as practicable following the Closing Date.
(c)Prior to the obtaining of consent or approval for any Pending Contract, the parties shall cooperate with each other, as further described in the Transition Services Agreement, in any reasonable and lawful arrangements designed to confirm that (i) the Purchaser Group or Local Purchaser (as applicable) shall receive all benefits of use of any and all Pending Contracts for their respective terms (or any right or benefit arising thereunder, including the enforcement for the benefit of the Purchaser Group of any and all rights of the Vendor Group against a third party thereunder); and (ii) the Purchaser Group or Local Purchaser (as applicable) shall assume all obligations under such Pending Contract from and after the Closing Date.
(d)When a consent or approval for the sale, assignment, novation, assumption, transfer, conveyance, and delivery of a Pending Contract is obtained, the Vendor shall promptly notify the Purchaser and such Pending Contract shall be assigned, novated, transferred, conveyed, and delivered to the Purchaser Group or Local Purchaser (as applicable) as of the effective date of such consent or approval.
(e)For any Pending Contracts which have not been transferred, assigned, or novated to the Purchaser Group or Local Purchaser (as applicable) with effect from the Time of Closing, the parties agree to manage such agreements as set out in the Transition Services Agreement until such Pending Contract is assigned, novated, transferred, conveyed, and delivered to the Purchaser Group or Local Purchaser (as applicable).
4.2Employees and Contractors.
(a)(x) Except with respect to those Transferred Personnel automatically transferred to the Purchaser Group by operation of Applicable Law or by virtue of the Purchaser acquiring the Subsidiaries as set forth on Exhibit 4A of the Transaction Packet, the Purchaser will, as soon as reasonably practicable following the Closing make offers of employment/engagement to the Employees and Contractors set forth in Exhibit 4B of the Transaction Packet (collectively, the “Offered Personnel”). Such offers will be effective upon the later of the Closing Date or the date of acceptance by the Offered Personnel.
(b)With respect to Transferred Employees, the Purchaser shall recognize the prior service with the Vendor Group of each of the Transferred Employees for purposes of eligibility and accrual of vacation and paid time off benefits and for any other purposes required under Applicable Law. Notwithstanding anything in this Section 4.5 to the contrary, this Section 4.5 shall not operate to (i) duplicate any benefit provided to any Transferred Personnel or to fund any such benefit, (ii) require the Purchaser to continue to maintain any benefit plan in effect following the Closing for Purchaser’s employees, including the Transferred Personnel, (iii) be construed to mean the employment of the Transferred Personnel is not terminable by the Purchaser at will at any time, with or without cause, for any reason or no reason or (iv) amend any ERISA plan or create any third party rights of causes of action for any person.
(c)From the Time of Closing until the effective time of the Local Asset Purchase Agreement to be entered into between Synchronoss Technologies India Pvt Ltd. and a member of the Purchaser Group (at which such time a member of the Purchaser Group shall make offers of employment or engagement to all Indian Personnel), the Indian Personnel shall remain employees of Synchronoss Technologies India Pvt Ltd. and shall continue to receive all compensation and benefits provided to such Indian Personnel as of the date of this Agreement, the costs of which shall be borne and paid for by Purchaser pursuant to the Transition Services Agreement. The offers of employment or engagement with the Purchaser Group for the (i) Indian Personnel and (ii) the Offered Personnel residing in the United States, whose continuing employment/engagement with the Purchaser is governed pursuant to the terms of the Transition Service Agreement and who will receive offers of employment or engagement with the Purchaser pursuant to Section 4.2(a), shall include a base salary or wage rate for such Indian Personnel and Offered Personnel that is no less favorable than the base salary or wage rate provided to such Indian Personnel and Offered Personnel as of the date of this Agreement. Additionally, the Purchaser Group covenants to use commercially reasonable efforts to provide such Indian Personnel and Offered Personnel with health, welfare, dental, vision and similar benefits commensurate with those provided to such individuals as set forth on the unblinded employee census delivered by the Vendor to the Purchaser on the Closing and as detailed on Exhibit 7 attached hereto. For the avoidance of doubt, “benefits” for the purposes of the preceding sentence shall not include commissions plans, bonus plans, equity or stock-based compensation plans, incentive or other contingent compensation plans or benefits.
(d)As promptly as reasonably practicable following December 31, 2023, and in no event later than the end of the Preliminary Holdback Period, the Vendor will deliver to Purchaser a statement (the “Accrued Performance Bonus Notice”) that provides for the aggregate amount of the Vendor’s liability with respect to the Transferred Employees’ annual bonuses under the Vendor’s 2023 bonus program accrued through the Closing Date (each, an “Accrued Performance Bonus”, and together, the “Accrued Performance Bonuses”), with each such Accrued Performance Bonus to be determined by the Vendor in its sole discretion (it being understood that the amount of the Accrued Performance Bonuses shall be calculated in accordance with and subject to Vendor’s pre-existing metrics and achievement criteria). Provided that each such Accrued Performance Bonus was accounted for as a Tangible Liability, Purchaser will pay the Accrued Performance Bonuses (less deductions and withholdings in accordance with Applicable Laws) to the Transferred Employees within 30 days of Purchaser’s receipt of the Accrued Performance Bonus Notice. If the actual amount of Vendor’s aggregate liability for the Accrued Performance Bonuses (as stipulated in the Accrued Performance Bonus Notice) is less than the amount for which the Vendor accrued in the Vendor’s calculation of Tangible Liabilities in respect of the Accrued Performance Bonuses, then such lower amount of liability for the Accrued Performance Bonuses shall be used for the purposes of calculating the Preliminary NTA Amount and Final NTA Amount (as described in Section 2.7 and Section 2.8 hereof). If the actual amount of the Vendor’s aggregate liability for the Accrued Performance Bonuses (as stipulated in the Accrued Performance Bonus Notice) is greater than the amount for which Vendor accrued in the Vendor’s calculation of Tangible Liabilities in respect of the Accrued Performance Bonuses, the Purchaser shall pay the Accrued Performance Bonuses and include such higher amount of liability for the Accrued Performance Bonuses for the purposes of calculating the Preliminary NTA Amount and Final NTA Amount (as described in Section 2.7 and Section 2.8 hereof), provided, that the incremental amount of liability does not result in a Preliminary NTA Shortfall or Final NTA Shortfall that is not capable of being fully satisfied from the NTA Holdback Amount and solely in the event that the conditions in this proviso are unable to be satisfied, then Purchaser may reduce the Accrued Performance Bonuses payable to each Transferred Employee on a pro rata basis in such aggregate amount as is needed for such conditions to be satisfied. For the avoidance of doubt, the Purchaser shall be entitled to rely on the calculation of the Accrued Performance Bonuses set forth in the Accrued Performance Bonus Notice, without further investigation or verification, and under no circumstances shall the Purchaser be liable for errors or omissions in calculating or allocating such Accrued Performance Bonuses or any Claims related thereto.
(e)The Purchaser’s obligation under this Section 4.2 is solely to make offers of employment or engagement and pay Transferred Personnel any Accrued Performance Bonuses with respect to Transferred Employees as set out in this Section 4.2. The Purchaser will have no obligation with respect to any Offered Personnel who refuse those offers, regardless of the reason for refusal. The Vendor Group will render all reasonable assistance to encourage Offered Personnel to accept the offers of employment or engagement in accordance with their terms and conditions.
(f)Subject to Section 5.2(c), the parties will fully cooperate to ensure that all prior consultation and similar procedures that may be legally required or desirable in connection with the Purchaser’s employment or engagement of Transferred Personnel will be implemented.
(g)This Section 4.2 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Transferred Personnel, or any other participant in any benefit plan or arrangement that may be established or maintained by the Purchaser. Nothing contained herein, express or implied, is intended to confer upon any Person any right to employment, engagement, or continued employment or engagement for any period of time, or any right to a particular term or condition of employment or engagement.
(h)In the event the Vendor Group is made aware of any Employee-Related Dispute, the Vendor Group covenants and agrees that it shall:
(i)promptly deliver to the Purchaser copies of all correspondence, notices, assessments or other written communications received by the Vendor Group in respect of any such Employee-Related Dispute;
(ii)refrain from communicating, negotiating, settling, compromising, or remitting payment with respect to an Employee-Related Dispute;
(iii)refrain from taking any action that would cause or permit the termination of any right to defend or right of appeal in respect of any Employee-Related Dispute; and
(iv)delegate full carriage and control of the Employee-Related Dispute to the Purchaser.
(i)The Vendor hereby covenants and agrees to cause its Group, including (without limitation) Synchronoss Technologies India Pvt Ltd., during the period commencing on the date hereof and ceasing upon the closing of the transactions contemplated by the Indian Local Asset Purchase Agreement, to:
(i)enter into the Local Asset Purchase Agreement with the Local Purchaser as designated by the Purchaser within five Business Days (or such longer period as the Purchaser and Vendor may mutually agree) following the Purchaser’s notice to the Vendor that the Local Purchaser has been incorporated, registered (as applicable), and otherwise legally authorized to accept the Transferred Personnel in India;
(ii)carry on the portion of the Purchased Business conducted in India, and the management of all current employees and contractors in India (the “Indian Personnel”) in the ordinary course, consistent with past practice;
(iii)maintain all fixed assets located in India in good working condition, subject to ordinary wear and tear;
(iv)continue processing payroll with respect to the Indian Personnel in the ordinary course consistent with past practice, including all necessary deductions, withholdings and remittances and payment of all related Taxes;
(v)advise the Purchaser of any resignations or leaves by Indian Personnel, including all correspondence and identification of the reason for resignation (if known);
(vi)comply in all respects with Applicable Laws in relation to the portion of the Purchased Business operating in India and the Indian Personnel;
(vii)maintain all insurance policies insuring the Indian Office Lease and Indian Personnel in good standing, and refraining from doing or permitting to be done anything which would make such policies void or voidable;
(viii)refrain from commencing, settling, or abandoning any Claim in relation to the Indian Personnel and/or the portion of the Purchased Business Operating in India;
(ix)refrain from leveraging the services of the Indian Personnel for business other than the Purchased Business;
(x)notwithstanding Section 4.2(i)(xii)(i), use commercially reasonable efforts to replace any Indian Personnel who resign where such resignation(s) would negatively impact the ordinary operation of the Purchased Business;
(xi)refrain from having Synchronoss Technologies India Private Limited purchase any equipment or capital property;
(xii)except as required by Applicable Laws, refrain from: (i) hiring, engaging or retaining any new employees or independent contractors that will support the Purchased Business; (ii) terminating any employees in India that currently support the Purchased Business or transferring any such employees to any other positions, departments, or members of the Vendor’s Group (including the Retained Business); (iii) increasing remuneration of employees located in India; (iv) taking any action to terminate, cancel, increase or materially alter the benefits payable to employees or contractors located in India (including granting or modifying any bonus, change of control or termination arrangements, whether monetary or otherwise); (v) taking any action to terminate, replace, or amend any employment contract with any employees or contractors in India; (vi) taking any action to institute or amend any employee collective agreement affecting the employees or contractors in India; or (vii) increase or accelerate the vesting or payment of any pension, retirement allowance or other similar employee benefit of any employees in India, in each case without the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and
(xiii)cooperate with the Purchaser in good faith to obtain a new lease or sublease of the seventh floor of the premises located at Subramanya Arcade, Tower B, No. 12, Bannerghatta Road, Bangalore for the Local Purchaser.
4.3Payments and Taxes.
(a)After the Closing Date, in the event (i) the Vendor Group inadvertently receives monies intended for the Purchased Business, the Vendor covenants and agrees to remit such funds to the Purchaser forthwith upon receipt; and (ii) the Purchaser inadvertently receives monies that constitute an Excluded Asset, the Purchaser covenants and agrees to remit such funds to the Vendor Group forthwith upon receipt.
(b)From the Closing Date and for a period of three years thereafter, in the event that (i) Vendor Refundable Taxes are inadvertently received by the Purchaser, the Purchaser covenants and agrees to remit such funds to the Vendor upon receipt; and (ii) Purchaser Refundable Taxes are inadvertently received by the Vendor Group, the Vendor covenants and agrees to remit such funds to the Purchaser upon receipt.
(c)Each of Vendor and Purchaser hereby covenants and agrees to cooperate in good faith in order to complete and file all applicable Tax returns in respect of FY2023 for any Subsidiaries for which there is no deemed year end as of the Closing pursuant to Applicable Laws concerning Tax; provided, however, that Purchaser shall prepare and file, or cause to be prepared and filed, any Tax returns with respect to the Subsidiaries that are required to be filed (taking into account any applicable extensions) after the Closing, and at least fifteen (15) days prior to filing, Purchaser shall provide a copy of any such Tax return that relates to a Pre-Closing Tax Period to Vendor for Vendor’s review and comment (which comments must be provided to the Purchaser within five days of receipt of the copy of the Tax return by Vendor), which the Purchaser shall consider in good faith.
(d)The parties agree that to the fullest extent permitted under applicable Law, (i) all Transaction Expenses shall be treated as paid or accrued on or before the Closing and as deductible in a Tax period (or portion thereof) ending on or before the Closing Date and not to apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions, (ii) if applicable, to make (and have their respective Affiliates (as applicable) make) an election under Revenue Procedure 2011-29 to deduct in the Pre-Closing Tax Period 70% of the expenses and deductions of the Subsidiaries that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f); (iii) to report (and have their respective affiliates (as applicable) report) any gains or income recognized or realized by the Subsidiaries on the Closing Date after the Closing resulting from any transaction outside the ordinary course of business by the Subsidiaries on the Closing Date as occurring on the date after the Closing Date pursuant to (or using the principles of) the “next day rule” under Treasury Regulation section 1.1502-76(b)(1)(ii)(B); and (iv) not to make any election under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of applicable Law) to ratably allocate items incurred by the Subsidiaries.
4.4Wrong Pocket.

(a)Without prejudice to any other rights or remedies of the Purchaser or Vendor (as applicable), if or to the extent that the Vendor, Local Vendor, Purchaser or Local Purchaser becomes aware, within two (2) years following the Closing Date, that:
(i)any asset which (i) would constitute an Asset under the terms of this Agreement or any Local Asset Purchase Agreement and was retained by the Vendor’s Group on the applicable closing, or (ii) would constitute an Excluded Asset under the terms of this Agreement or any Local Asset Purchase Agreement and was transferred to the Purchaser Group on the applicable closing (a “Wrong Pocket Asset”); or
(ii)any liability which (i) would constitute an Assumed Liability under the terms of this Agreement or any Local Asset Purchase Agreement and was retained by the Vendor’s Group on the applicable closing, or (ii) would not constitute an Assumed Liability under the terms of this Agreement or any Local Asset Purchase Agreement and was assumed by the Purchaser Group on the applicable closing (a “Wrong Pocket Liability”)
the Purchaser (or Local Purchaser, as the case may be) or the Vendor (or Local Vendor, as the case may be) shall promptly upon becoming aware of such Wrong Pocket Asset or Wrong Pocket Liability give notice in writing of the same to the party which should hold such Wrong Pocket Asset or Wrong Pocket Liability under this Agreement or any Local Asset Purchase Agreement (the “Right Pocket”).
(b)If the Purchaser or Vendor (or Local Purchaser or Local Vendor, as the case may be) has given written notice pursuant to Section 4.4(a):
(i)the parties to this Agreement shall cause any member of their Group holding a Wrong Pocket Asset, as soon as practicable and so far as it is able pursuant to Applicable Law, to transfer such Wrong Pocket Asset to the Right Pocket for no additional consideration;
(ii)the parties to this Agreement shall cause the Right Pocket to assume from the holder of any Wrong Pocket Liabilities any Wrong Pocket Liabilities for no additional consideration;
(iii)the parties to this Agreement shall provide such assistance as reasonably requested for the purposes of giving effect to Section 4.4(b)(i) and Section 4.4(b)(ii); and
(iv)from the Time of Closing until the time that the transfer described in Section 4.4(b)(i) takes place or until such other arrangements are put in place, the parties shall cause any member of their Group holding a Wrong Pocket Asset to hold the relevant asset and the benefit of any right attaching to any such asset (including, for the avoidance of doubt, any sum or any right or entitlement to receive the same) on trust for the benefit of the Right Pocket and shall account to it accordingly (less any Tax suffered by the holder of the Wrong Pocket Asset thereon).
(c)To the extent that a transfer contemplated by Section 4.4(b) is not permitted by Applicable Laws, the Vendor and the Purchaser (or Local Purchaser, as the case may be) shall negotiate in good faith with a view to agreeing a suitable alternative arrangement in order that the economic position of the relevant parties is as it would have been had the relevant asset or liability been transferred to or, vested in the Purchaser (or Local Purchaser, as the case may be) or retained by the Vendor Group (as applicable) as at the Closing Date.

4.5Liens.
(a)The Vendor Group hereby covenants and agrees to cooperate with the Purchaser in good faith and to use all commercially reasonable efforts to obtain a full and final discharge of all Liens described on Section (A)(xxx) of the Disclosure Letter at no cost to the Purchaser.
(b)Promptly following the receipt of the Closing Date Payment, and in no event later than one Business Day following the receipt of the Closing Date Payment, Vendor shall remit cash in the amount of the Transfer Price (as defined in the Release Agreement) into a Collection Account (as defined in the Release Agreement) and shall cause its representatives to file a discharge of the underlying security in accordance with the Release Agreement (a copy of which shall be provided to the Purchaser immediately upon filing), in each case at no cost to the Purchaser.
4.6Intellectual Property.
(a)The Vendor Group hereby covenants and agrees to cooperate with the Purchaser in good faith and to use commercially reasonable efforts to correct the deficiencies in registered title of the Intellectual Property listed on Section (t)(i)(B) of the Disclosure Letter at no cost to the Purchaser (other than filing and registration costs, which shall be borne by the Purchaser).
4.7Subsidiary Shares.
(a)The Vendor Group hereby covenants and agrees to cause all of its members to pass director and/or shareholder resolutions and take all actions as may be required by Applicable Laws in order to perfect the transfer of the Subsidiary Shares as soon as possible following the Closing, at no cost to the Purchaser (provided that Purchaser shall bear the cost of all of its own powers of attorney, resolutions and the like).
(b)The Vendor Group hereby covenants and agrees to cause all directors and officers of the Subsidiaries that have not resigned as of the Closing to resign from their current positions as soon as possible following the Closing in compliance with Applicable Laws, at no cost to the Purchaser (provided that Purchaser shall bear the cost of appointing replacement directors and officers).
5.INDEMNIFICATION & INSURANCE
5.1No Survival. None of the representations and warranties of any party contained in this Agreement shall survive the Closing, and no Claim shall be brought by any Person in respect of any such representation or warranty after the Closing. After the Closing, no party or its related parties may seek the rescission of the transactions contemplated by this Agreement. None of the agreements, obligations, or covenants of any party required to be performed by any party before the Closing shall survive the Closing, and no Claim shall be brought by any Person in respect of any such pre-Closing agreement, pre-Closing obligation, or pre-Closing covenant after the Closing. Unless otherwise indicated, agreements, obligations, and covenants set forth in this Agreement which by their terms are required to be performed after the Closing, including this Section 5 and the covenants in Section 4, shall survive the Closing in accordance with their terms. Notwithstanding the foregoing, nothing in this Section 5 shall limit or restrict any Claims (i) in respect of Fraud, rights to indemnification under Section 5.2, or rights to set-off under Section 5.4 in connection with the transactions contemplated by this Agreement and nothing herein shall limit the Purchaser’s or the Vendor’s right to seek recourse for failure to comply with any agreements, obligations, and covenants set forth in this Agreement, the Transition Services Agreement, or the Non-Competition Agreement

which, by their terms, are required to be performed after Closing; or (ii) in respect of Fraud committed by the Purchaser. Except as otherwise set forth in Section 5.2, the RWI Policy shall be the sole and exclusive remedy (a) for breaches of the representations and warranties of the Vendor Group set forth (i) herein, (ii) in any documents entered into in connection with this Agreement, (iii) in any certificate delivered by the Vendor Group pursuant to this Agreement, and (b) for any Excluded Liabilities (to the extent that the matter underlying any such Excluded Liability would also constitute a breach of, or inaccuracy in, any representation or warranty of the Vendor Group under this Agreement).
5.2Specific Indemnities.
(a)Notwithstanding anything to the contrary contained in this Agreement, by virtue of approval of this Agreement, or by accepting any consideration payable hereunder, and without any further action of the Vendor, from and after the Closing Date, the Vendor’s Group shall, on a joint and several basis, indemnify and hold the Purchaser, its affiliated parties, officers, directors, equityholders, employees, agents and representatives and each of their successors and assigns harmless against any loss, liability or damages (including reasonable and documented legal fees) that arise out of or is in respect of the matters noted on Exhibit 3 of the Transaction Packet (collectively, the “Indemnified Matters”). For clarity, solely with respect to the first matter listed on such Exhibit 3, to the extent that (i) the particular facts underlying a claim with respect to such matter would constitute a covered loss under the RWI Policy and (ii) the coverage limit under the RWI Policy has not been exhausted, then Purchaser and the other indemnified parties shall exercise commercially reasonable efforts to collect the losses for such claim from the RWI Policy (up to the then-remaining coverage limit) prior to seeking recovery directly from Vendor or the other members of Vendor’s Group pursuant to the indemnification provisions of this Section 5.2(a) or pursuant to the set-off provisions of Section 5.4.
(b)In the event of any third party claim that, if successful, would constitute Indemnified Matters, the Purchaser shall, to the extent commercially and legally practicable, not settle any such third party claim without the prior written consent of the Vendor, which consent shall not be unreasonably withheld, conditioned, or delayed.
(c)Notwithstanding anything to the contrary contained in this Agreement, by virtue of approval of this Agreement, or by accepting any consideration payable hereunder, and without any further action of the Purchaser, from and after Closing Date, the Purchaser shall indemnify and hold the Vendor Group, its affiliated parties, officers, directors, equityholders, employees, agents and representatives and each of their successors and assigns harmless against any loss, liability, fines or damages (including reasonable and documented legal fees) actually incurred that arise out of or is in respect of Claims relating to the matters set forth on Section 5.2 of the Disclosure Letter (each, an “Employee-Related Dispute”).
5.3Insurance.
(a)The parties acknowledge that they intend for the Purchaser to obtain the RWI Policy in order to obtain protection in the event of any breach of the representations and warranties hereunder. All costs and expenses related to the RWI Policy, including (i) the total premium, underwriting costs, brokerage commissions, Taxes related to such policy, and other applicable fees and expenses of such policy, and (ii) costs of any external due diligence required by the RWI Policy insurer, shall be borne equally by the Purchaser and Vendor (with the Vendor’s share thereof being deducted at Closing as an Assumed Transaction Expense).

(b)During the term of the RWI Policy, the Purchaser (i) shall maintain the RWI Policy in full force and effect, and (ii) shall not amend, modify, terminate, or waive any waiver of subrogation or contribution rights or third party beneficiary provisions set forth in the RWI Policy that could reasonably be materially adverse to the Vendor Group (excluding any third party agents and representatives) without the prior written consent of Vendor.
(c)By virtue of approval of this Agreement, or by accepting any consideration payable hereunder, and without any further action of any of the Vendor Group, the Vendor Group acknowledges and agrees that (i) none of the provisions of this Agreement shall prejudice or restrict the Purchaser’s right to claim under the RWI Policy, and (ii) other than with respect to the third party beneficiary language contained therein, the Vendor Group shall not have any interest in the RWI Policy and shall not have any right or entitlement to receive any payment made by the insurer in connection with the RWI Policy or to receive any payment, benefit, or relief which is derived from or which is otherwise attributable to any payment in connection with the RWI Policy.
5.4Set-Off. In addition to any other rights that the Purchaser may have pursuant to this Agreement, the Purchaser will have the right, but not the obligation, to withhold from the Preliminary NTA Excess, if any, or Final NTA Excess, if any, payable by the Purchaser to the Vendor pursuant to Section 2.7(b)(ii) or Section 2.8(b)(ii) respectively if any, or FY23 Holdback Payment payable by the Purchaser to the Vendor pursuant to Section 2.9(b), if any, or the US Sales Tax Holdback payable by the Purchaser to the Vendor pursuant to Section 2.10(c), if any:
(a)an amount equal to the amount of any asserted, yet unresolved Indemnified Matters that have been fully and finally resolved in Purchaser’s favor according to the procedures set forth herein, and to set off such withheld amount against amounts for which the Purchaser has not been fully paid or compensated in respect of such resolved Indemnified Matters and for which Indemnified Matters the Purchaser is otherwise entitled to be indemnified by the Vendor Group under this Agreement; and/or
(b)any Transaction Expenses and/or Indebtedness of the Purchased Business actually assumed by Purchaser but finally determined according to the procedures set forth herein to have not otherwise been accounted for in the calculation of the Closing Date Payment,
(each, a “Claimed Set-Off”).
To exercise its right of set-off, the Purchaser will give the Vendor written notice of any Claimed Set-Off (a “Set-Off Dispute Notice”), which notice will include reasonable detail as to the basis for and the amount of the Claimed Set-Off. If the Vendor desires to object in good faith to any such Claimed Set-Off, the Vendor will have 20 Business Days from the date of receipt of the Set-Off Notice to object in writing to the Claimed Set‑Off (a “Set-Off Dispute Notice”). The amount or amounts that are subject to the Set-Off Dispute Notice will be dealt with in accordance with the final resolution of the relevant Claimed Set-Off. If the Vendor fails to provide to the Purchaser a Set-Off Dispute Notice within 20 Business Days of receipt of the Set-Off Notice, the Purchaser will be entitled to withhold and set-off the Claimed Set-Off without further notice or obligation to the Vendor~~.~~
5.5Bulk Sales Legislation. The parties hereto believe that, assuming compliance with this Agreement by both the Vendor Group and the Purchaser, it is both unnecessary for the protection of the Vendor Group’s creditors and impracticable to comply with the bulk sales legislation of the various jurisdictions in which the Assets are located. Accordingly, in the event that any creditor of the Vendor Group should make any Claim against either the Purchaser or the Assets which is wholly or partially based on the premise that the sale of the Assets did not conform to the requirements of bulk sales legislation of any jurisdiction in which the Assets are situated, the Vendor Group agrees to indemnify and save the Purchaser harmless (including reasonable documented legal fees) from any Taxes for which Purchaser may become liable as a result of such non-compliance with such bulk sales legislation.
6.CLOSING ARRANGEMENTS
6.1Closing. The Closing will take place at the Time of Closing. All required documents may be delivered as originals or may be delivered by electronic transmission (unless otherwise required by applicable Law).
6.2Closing Deliveries. At the Time of Closing:
(a)the Purchaser will make the Closing Date Payment; and
(b)the Vendor will deliver or cause to be delivered to the Purchaser Group the Assets in accordance with the Asset Distribution Matrix.
7.GENERAL
7.1Further Assurances. The Vendor and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as any other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and to consummate the transactions contemplated in this Agreement.
7.2Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, value added, stamp, indirect transfer Taxes, registration and all other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne equally by the Vendor and the Purchaser, and paid by the Purchaser. For any such Transfer Taxes which are deducted from the Closing Date Payment, the Purchaser shall timely remit such Transfer Taxes to the applicable Governmental Authority. For any Transfer Taxes incurred in connection with payment of the Preliminary NTA Excess, Final NTA Excess, FY23 Holdback Payment, and/or the US Sales Tax Holdback amount, the Vendor’s portion of such Transfer Taxes shall be deducted from such post-Closing payments, without duplication with any Transfer Taxes taken into account in the Transfer Taxes Estimate, prior to release of funds to the Vendor.
7.3Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Purchaser or Vendor in accordance with their specific terms or were otherwise breached by the Purchaser or Vendor. Notwithstanding anything herein to the contrary, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by the Purchaser or Vendor, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled to at law or in equity.
7.4Time of the Essence. Time is of the essence of this Agreement.
7.5Fees. Unless otherwise agreed in writing, each of the parties will pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred in connection with the transactions contemplated in this Agreement.
7.6Public Announcements. No public announcement will be made or press release issued or any Transaction Document disclosed by any party concerning the sale and purchase of the Purchased Business without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, to the extent required by Applicable Laws or the rules of any securities exchange on which a party’s securities (or its affiliates’ securities) are traded, such party shall be permitted to make a public announcement, issue a press release, or disclose any Transaction Document, provided in each case the party seeking to do so shall use its commercially reasonable efforts to: (1) provide the other party with a draft copy of such announcement or press release or disclosure and a reasonable opportunity to comment thereon prior to the issuance of any such announcement or press release or disclosure; and (2) consider in good faith implementation of any comments proposed by such reviewing party, to the extent permitted by Applicable Law or such securities exchange.
7.7Benefit of the Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, permitted assigns and successors of the parties hereto, including any successor by reason of amalgamation or statutory arrangement of any party.
7.8Entire Agreement. This Agreement, together with the other Transaction Documents and those agreements, instruments, and certificates to be entered into among the parties pursuant hereto and thereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings, negotiations, discussions, and agreements, whether oral or written, between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings, or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.
7.9Amendments and Waivers. No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived and shall not otherwise affect the right to indemnification pursuant to this Agreement.
7.10Assignment. This Agreement, and each member of the Vendor Group’s rights and obligations hereunder, may not be assigned by any member of the Vendor Group; provided, however, unless otherwise provided in this Agreement, that the obligations hereunder shall automatically (and without any action required by the Purchaser Group) (i) assign and transfer to any purchaser or successor of a member of the Vendor Group that purchases or acquires the Retained Business in a transaction structured as an asset purchase or a merger in which the member of the Vendor Group is not the surviving entity and (ii) in a transaction structured as a share purchase or a merger in which member of the Vendor Group is the surviving entity, shall continue to apply to such member of the Vendor Group for as long as the member of the Vendor Group continues to exist as a stand-alone legal entity, provided that if such member of the Vendor Group is dissolved and ceases to exist, the obligations hereunder shall transfer to the successor entity that is distributed the assets of such member of the Vendor Group upon such dissolution. Each member of the Purchaser Group may assign this Agreement and its rights hereunder, without the Vendor Group’s consent, to any member(s) of the Purchaser’s Group. For clarity, following a Change in Control of Vendor, the obligations hereunder (a) shall continue to apply to each member of the Vendor Group that survives such Change in Control according to their terms and (b) shall not apply to the acquiring party or any of such acquiring party’s other subsidiaries or affiliates (unless and until such time that the acquiring party causes a member of the Vendor Group to be merged out of existence into any such subsidiary or affiliate or a member of the Vendor Group to be dissolved out of existence and for its assets to be distributed to any such subsidiary or affiliate, in which case such subsidiary or affiliate shall assume such obligations of such disappearing member of the Vendor Group).  The term “Change in Control” means (x) any direct or indirect acquisition or purchase (including by any license or lease) by any person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) of (A) assets (including equity securities of any subsidiary) or businesses that constitute a majority of the revenues, net income or assets of Vendor and its subsidiaries, taken as a whole, or (B) beneficial ownership of equity securities representing a majority of the total outstanding voting power of the Vendor; (y) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Vendor or any of its subsidiaries that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act) beneficially owning a majority of the total voting power of the Vendor; or (z) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Vendor, as a result of which the owners of the equity securities of Vendor immediately prior to such event beneficially own equity securities representing less than fifty percent (50%) of the total voting power of the surviving entity immediately following such event.
7.11Acknowledgements.
(a)Except for the representations and warranties of Purchaser expressly set forth in Section 3.2, the Purchaser is not making, and the Vendor Group is not relying on and has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Vendor Group, or any of its representatives, or otherwise, in each case, in connection with the transactions contemplated by this Agreement with respect to the Purchaser or any of its businesses.
(b)Except for the representations and warranties of the Vendor Group expressly set forth in Section 3.1, the Vendor Group is not making, and the Purchaser is not relying on or has relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or any of its representatives, or otherwise, in each case, in connection with the transactions contemplated by this Agreement with respect to the Vendor Group, the Subsidiaries or the Purchased Business.
7.12Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto. Except to the extent a named as a party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor, or representative or affiliate of any of the foregoing (a “Non-Recourse Party”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Vendor Group or Purchaser under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement (collectively, “Non-Recourse Matters”), and each of the Vendor Group or Purchaser (on behalf of themselves, their respective affiliates, and any Person claiming by, through or on behalf of the Vendor Group, the Purchaser or their respective affiliates) covenants and agrees that it shall not institute, and shall cause its agents, representatives and affiliates not to bring, make or institute any action, claim or proceeding (whether in contract, tort, equity or otherwise) for a Non-Recourse Matter against any Non-Recourse Party. It is further understood and agreed that any certificate or certification contemplated by this Agreement and executed by an officer of a named party will be deemed to have been delivered only in such officer’s capacity as an officer of such named party (and not in his or her individual capacity) and will not entitle any named party to assert a claim against such officer in his or her individual capacity.
7.13Notices. Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:
To the Purchaser:
c/o Lumine Group Inc.
5060 Spectrum Way, Suite 100
Mississauga, Ontario L4W 5N5
Email:    David.nyland@luminegroup.com; caroline.khachehtoori@luminegroup.com;
Attention:    David Nyland (CEO), Caroline Khachehtoori (General Counsel)
To the Vendor Group:
Synchronoss Technologies, Inc.
200 Crossing Boulevard, 8th Floor
Bridgewater, NJ 08807
Email: legal@synchronoss.com; Jeff.Miller@synchronoss.com; Christina.gabrys@synchronoss.com
Attention:     Legal Department
With a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive
Suite 900
Boston, Massachusetts 02210
Email: mdupre@gunder.com; aluh@gunder.com
Attention: Marc F. Dupre; Andrew Y. Luh
or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.
7.14Counterparts and Electronic Signatures. This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered (including execution and delivery by Portable Document Format (PDF)) will be an original, but all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart.

7.15Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. Any and all disputes, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. Any Claim arising out of, relating to, resulting from or in connection with this Agreement or any transactions contemplated hereby shall be finally settled by binding arbitration. The legal seat of arbitration shall be Wilmington, Delaware, USA. There shall be one arbitrator agreed to by the parties within 20 days of receipt for a request to arbitrate. The language of the arbitration shall be English and the parties shall share the fees of the arbitrator and facility equally (provided that each party shall bear its own costs and expenses in connection with the arbitration). Any decision of the arbitrator shall be final and binding and the arbitration procedures, hearings, documents, and award shall remain strictly confidential between the parties.
7.16Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THE FOREGOING). EACH PARTY HEREBY (I) CONSENTS TO A TRIAL WITHOUT A JURY WITH RESPECT TO ANY SUCH PROCEEDINGS, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.16.
7.17No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.
7.18Date of any Action. In the event that any date on which any action is required to be taken hereunder by any party is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.
7.19Waiver and Release. Effective as of the Closing, Purchaser and its Group (including Guarantor), for itself and each of its affiliates (including, for the avoidance of doubt, the Subsidiaries) and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, advisors, and representatives, and representatives and affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all Claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Purchaser Releasor has, may have, or might have or may assert now or in the future, against any member of the Vendor Group and their respective successors or assigns (each, a “Purchaser Releasee”) to the extent arising out of, based upon or resulting from any matter set forth on Schedule 7.19 to the Vendor disclosure letter (the “Released Matters”). Purchaser shall, and shall cause its Group, including the Subsidiaries to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced any legal proceeding of any kind against a Purchaser Releasee based upon any Released Matter. Each

Purchaser Releasee to whom this Section 7.19 applies shall be a third party beneficiary of this Section 7.19.
[SIGNATURE PAGE FOLLOWS]

SCHEDULE A
DEFINED TERMS

(a)“Accrued Performance Bonus” has the meaning set out in Section 4.2(e);
(b)“Accrued Performance Bonus Notice” has the meaning set out in Section 4.2(e);
(c)“Agreement” means this agreement and all schedules and exhibits in the Transaction Packet and all amendments made hereto and thereto (to the extent such amendments are made in compliance with the terms hereof pursuant to a written agreement between the parties);
(d)“Applicable Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, controlling principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgements, orders, decisions, rulings, or awards, including controlling principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority, or licence of any Governmental Authority;
(e)“Assets” has the meaning set out in Section 2.1;
(f)“Assumed Indebtedness” has the meaning set out in Section 2.3(a)(vii);
(g)“Assumed Transaction Expenses” has the meaning set out in Section 2.3(a)(vi);
(h)“Assumed Liabilities” means the liabilities described in Section 2.3;
(i)“Benefit Plan” means, collectively, all employee benefit plans, agreements and arrangements (whether written or oral, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any Employees or former Employees or in respect of which the Vendor Group is obligated to contribute or in any way liable, whether or not insured and whether or not subject to any applicable law, including, but not limited to, employee benefit plans as defined under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any successor law “ERISA”, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans, programs and agreements (including any defined benefit or defined contribution pension plan any group registered retirement savings plan) and any other material fringe benefit plan as defined in section 6039D of the Internal Revenue Code;
(j)“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the State of Delaware, USA or the Province of Ontario, Canada;
(k)“Cash” means all unrestricted cash held by the Subsidiaries that is freely useable by the Subsidiaries immediately upon Closing. For certainty, (i) cash shall not be deemed restricted by the fact that a transfer of such cash out of a Subsidiary may trigger additional costs, provided such cash is otherwise freely usable by such Subsidiary; and (ii) cash shall be deemed to be restricted if it is subject to restrictions, limitations on use, transfer or distribution under an express term of a

Contract in effect on the Closing Date, including (but without duplication), minimum cash deposits, cash in reserve accounts, cash in escrow accounts, and custodial cash and cash equivalents held for the benefit of others, in each case determined in accordance with GAAP;
(l)“Change in Control” has the meaning set out in Section 7.10;
(m)“Claimed Set-Off” has the meaning set out in Section 5.4;
(n)“Claims” means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment, or reassessment, including such claims by or before a Governmental Authority, and in each case, including any appeal or application for review, but excluding any warranty claims or service tickets made by customers in the ordinary course of the Purchased Business which are not the subject of any formal legal claim or proceeding to or before a court, tribunal, arbitrator, or similar judicial or dispute resolution body;
(o)“Closing” means completion of the sale and purchase of the Purchased Business pursuant to this Agreement;
(p)“Closing Date” means the date hereof;
(q)“Closing Date Payment” has the meaning set out in Section 2.6(a);
(r)“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, belonging to any member of the Vendor Group that relates exclusively to the Purchased Business. Confidential Information includes (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information, (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, algorithms, formulae, recipes, research, records, reports, software (including source code), manuals, documentation, models, data (whether technical, business, or financial), and data bases relating thereto, and (iv) inventions, innovations, improvements, modifications, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable), in each case, that is proprietary or confidential in nature;
(s)“Constating Documents” means any document or instrument pursuant to which an entity is created, incorporated, continued, amalgamated, or otherwise established, as the case may be, and/or which governs its affairs in whole or in part, and any document or instrument which is required by Applicable Law or the rules of any Governmental Authority, in each case regarding corporate records, together with (in all cases) all amendments thereto, including (as applicable) the charter, memorandum, articles of association, articles of incorporation, articles of continuance, articles of amalgamation, by-laws, partnership agreement, or limited partnership agreement;
(t)“Contractors” means those independent contractors or consultants currently engaged by the Vendor, Subsidiaries or any other member of the Vendor Group in the Purchased Business and are transferring to the Purchaser in connection with the transactions contemplated by this Agreement;
(u)Contracts” means: (i) any contract with any Person who is exclusively a customer of the Purchased Business; (ii) any contract with any vendor, reseller, or supplier relating exclusively to the Purchased Business; (iii) any other contract relating exclusively to the Purchased Business; and (iv) any contract relating to the Subsidiary Shares. For the purposes of this Agreement, “contract” means any legally binding agreement, indenture, contract, note, lease, sublease, deed of trust, guarantee, license, sale order, option, or other arrangement, understanding, instrument or commitment, of any nature or kind whatsoever, whether written or oral;
(v)“Copyrights” means all of the following throughout the world: (i) works of authorship, whether published or unpublished (including software, websites, website content, advertising content and promotional materials; copyright rights in or relating to any of the foregoing); (ii) copyright registrations and applications to register any of the foregoing and; (iii) renewals and extensions of any of the foregoing;
(w)“Custom Work” has the meaning set out in Section (t)(i)(A) of Schedule D;
(x)“Data Protection Laws” means all Applicable Laws concerning the privacy, security, or processing of personal information (including all Applicable Laws of jurisdictions where personal information was collected), including general data protection laws, data breach notification laws, laws concerning requirements for website and mobile application privacy, cookie, and online behavioral marketing practices, and data security laws. Without limiting the generality of the foregoing, Data Protection Laws include (to the extent applicable to the Purchased Business) the Regulation (EU) 2016/679 (General Data Protection Regulation), E-Privacy Directive (2002/58/EC), the Data Protection Act 2018, the UK GDPR (as defined in section 3 of the Data Protection Act 2018), the Personal Information Protection and Electronic Documents Act (PIPEDA), the General Data Protection Law (Law No. 13.709/2018 (Lei Geral de Proteção de Dados)), the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018, the Illinois Biometric Information Privacy Act, and all other similar international, federal, state, provincial, and local Applicable Laws;
(y)“Data Protection Obligations” means (i) Data Protection Laws, (ii) Data Protection Policies, (iii) any member of the Vendor Group’s contractual obligations concerning the privacy, security, or processing of personal information, and (iv) any applicable rules of self-regulatory organizations, industry standards, and guidelines, in each case to which a member of the Vendor Group is bound in connection with the Purchased Business;
(z)“Disclosed Plans” has the meaning set out in Section (ll)(iii) of Schedule D;
(aa)“Disclosure Letter” means the Disclosure Letter attached hereto as Exhibit 1 to the Transaction Packet, dated as of the date hereof, delivered by the Vendor Group to Purchaser in connection with this Agreement;
(ab)“Employees” means those employees currently employed by the Vendor Group or its affiliates that are engaged in the Purchased Business and are anticipated to transfer to the Purchaser in connection with the transactions contemplated by this Agreement;

(ac)“Employee-Related Dispute” has the meaning set out in Section 5.2(c);
(ad)“Escrow Agent” means PNC Bank, National Association, or any successor escrow agent under the Escrow Agreement;
(ae)“Escrow Agreement” means the escrow agreement to be executed between the Purchaser, the Vendor, and the Escrow Agent as of the date hereof with respect to the funds to be held in escrow under this Agreement, or any replacement escrow agreement approved by the Purchaser and the Vendor;
(af)“ERISA” has the meaning set out in the definition of Benefit Plans;
(ag)“Exchange Act” has the meaning set out in Section 7.10
(ah)“Excluded Assets” means the property and assets described in Section 2.2;
(ai)“Excluded Liabilities” means the liabilities described in Section 2.4;
(aj)“Excluded Tangible Assets” has the meaning given to it in the definition of Tangible Assets below;
(ak)“Excluded Tangible Liabilities” has the meaning given to it in the definition of Tangible Liabilities below.
(al)“Final NTA Amount” has the meaning set out in Section 2.8(a);
(am)“Final NTA Review Period” has the meaning set out in Section 2.8(a);
(an)“Financial Statements” means collectively:
(i)the unaudited carve-out trial balances for the Purchased Business on an annual basis for the fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022; and on a year-to-date basis for fiscal period June 30, 2023;
(ii)the statutory audited financial statements for the fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022 for Synchronoss Technologies SpA and Synchronoss Technologies Australia Pty Ltd (including the Subsidiaries directly and indirectly owned by Synchronoss Technologies Australia Pty Ltd);
(iii)the statutory unaudited financial statements for the fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022 for Nihon Synchronoss KK, Openwave Systems B.V., Openwave Messaging GmbH and Openwave Messaging (Spain) SL; and
(iv)the statutory trial balances for the fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022 for Critical Path Messaging Co,
copies of which are included as Exhibit 5 of the Transaction Packet;
(ao)“Fraud” means a claim of common law fraud (with scienter) under Delaware law.
(ap)“FY23” means the period commencing on January 1, 2023 until December 31, 2023 (inclusive);
(aq)“FY23 Gross Revenue” means the Gross Revenue for FY23;

(ar)“FY23 Review Period” has the meaning set out in in Section 2.9(a);
(as)“GAAP” has the meaning set out in Section 1.8;
(at)“Governmental Authority” means (i) any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and (ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them;
(au)“Gross Revenue” means the aggregate revenues from all sales of products and services in the ordinary course of the Purchased Business (for the avoidance of doubt, including all revenues derived from the contracts that are executed by the Purchaser in respect of the Purchased Business following the Closing Date, but specifically excluding any revenue from assets acquired by the Purchaser’s Group after the date hereof);
(av)“Group” means a Person and its parent/holding companies and its subsidiaries (whether companies, limited liability partnerships or firms), associated companies, limited liability partnerships or firms and entity affiliates of such holding companies from time to time;
(aw)“Guarantor” means Lumine Group Inc.;
(ax)“Indebtedness” means with respect to any Person that is a member of the Vendor Group, without duplication: (i) the current and long-term obligations of such Person for borrowed money (excluding any trade payables, accounts payable and any other current liabilities relating to the Purchased Business, but including unpaid interest or premium thereon), (ii) all obligations of such Person in respect of letters of credit, surety bonds, performance bonds or related expenses, to the extent contractually triggered, (iii) all obligations of such Person evidenced by debentures, notes or other similar instruments, (iv) all amounts required to settle any swap agreements or other hedge agreements to which the Vendor Group or any of the Subsidiaries is a party (including any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes), with the amount of such Indebtedness being deemed to equal the aggregate amounts required to terminate such Contract on the Closing Date, (v) all liabilities secured by any Lien (other than a Permitted Lien) against the Assets, (vi) any outstanding or accrued interest with respect to the indebtedness referred to above and to the extent contractually triggered, any breakage, termination, “make-whole” or prepayment premiums or fees with respect thereto or other similar costs, fees or expenses on the foregoing which would be payable if such obligations were paid in full and satisfied as of applicable time of determination, (vii) all Taxes in respect of a Pre-Closing Tax Period, (viii) any retention bonuses remaining unpaid as of the Closing, and (ix) all outstanding guarantees (including guarantees in the form of an agreement to repurchase or reimburse) of the Vendor Group and the Subsidiaries in respect of any indebtedness of another Person of the type described in the foregoing clauses (i) through (viii), provided, however, that notwithstanding the foregoing, the definition of Indebtedness shall not include any Transaction Expenses or any Tangible Liabilities taken into account in the calculation of the Preliminary NTA Amount or Final NTA Amount;
(ay)“Intellectual Property” means all of the following in any jurisdiction throughout the world relating exclusively to the Purchased Business: (i) Patents;

(ii) Trademarks, (iii) Copyrights, (iv) Confidential Information; (v) all rights to prepare, file, prosecute and maintain applications and registrations directed to any of the foregoing, and to bring actions and enforce all of the foregoing for any and all past, current and future infringement or violation of any of the foregoing, (vi) all income, royalties, damages and payments due or payable at the Closing or thereafter with respect to any of the foregoing, all causes of action for past, present, or future infringement based upon, relating to, or arising out of any of the foregoing, and all copies and tangible embodiments of the foregoing, (vii) all other intellectual property and proprietary rights and similar, corresponding or equivalent rights to any of the foregoing, registered and unregistered, existing under common or statutory Law of any country in the world or under any treaty, and (viii) any other intellectual property described in the IP Transfer and Assignment Agreement that is to be transferred or assigned to the Purchaser in connection with the transactions contemplated hereby;
(az)“Internal Revenue Code” means the Internal Revenue Code of 1986 (United States), as amended;
(ba)“IT Systems” means the portion of the Assets comprising information technology assets, computer systems, devices, mobile devices, equipment, hardware, servers, databases, software, networks, telecommunications systems, and related infrastructure;
(bb)“ITAA” has the meaning set out in Section (rr) of Schedule D
(bc)“Licensed Technology” has the meaning set out in Section (t)(ii)(A) of Schedule D;
(bd)“Leases” means all leases or agreements in the nature of a lease and any interest therein, whether of real or personal property, to which the Vendor Group is a party, whether as lessor or lessee;
(be)“Lien” in relation to any property or asset, means any encumbrance or title defect of any nature or kind whatever, regardless of form, whether or not recorded or registered or consensual or statutory or arising by operation of law, including any mortgage, charge, pledge, hypothecation, security interest, security agreement, assignment, lien, privilege, easement, servitude, right of way, lease, option, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant, conditional sale agreement, sub-lease, encroachment, work-order or adverse Claim, community or other marital property interest and any other arrangement or condition which, in substance, secures payment or performance of an obligation, including any limitation on transfer, use, receipt of income or other exercise of any attributes of ownership of the Assets, and includes a license for use or possession of the Assets;
(bf)“Local Asset Purchase Agreements” has the meaning set out in Section 2.11;
(bg)“Local Purchase Price” means, in each applicable Local Asset Purchase Agreement, an amount equal to the book value of the relevant Assets reduced by the relevant Assumed Liabilities, if any, in the Vendor Group’s books, unless otherwise agreed and subject to applicable law or relevant Tax or accounting considerations;
(bh)“Local Purchasers” means the members of the Purchaser’s Group who will enter into the Local Asset Purchase Agreements pursuant to Section 2.11;

(bi)“Local Vendors” means the members of the Vendor Group who will enter into the Local Asset Purchase Agreements pursuant to Section 2.11 in connection with the portion of the Assets held by them;
(bj)“Material Adverse Change” and “Material Adverse Effect” means a change, effect, condition or circumstance that, individually or in the aggregate with all other changes, effects, conditions and circumstances, is or would reasonably be expected to (a) be material and adverse to the Purchased Business, assets, liabilities, rights, affairs, results of operation or condition (financial or otherwise) of the Purchased Business, or (b) have a material and adverse effect on the Purchaser’s ability to operate the Purchased Business immediately after the Closing in a manner similar to that in which the Vendor Group operated the Purchased Business prior to the Closing (without considering changes, effects, conditions and circumstances due to Purchaser’s own contracts or Applicable Laws applicable to the Purchaser), except for any such changes, effects, conditions or circumstances resulting or arising, directly or indirectly, from or in connection with (i) the public announcement or performance of the transactions contemplated in this Agreement (including the impact thereof on the Purchased Business’ relationships with customers, suppliers, partners and employees), (ii) changes in GAAP or any Applicable Law (or in the interpretation thereof), (iii) any “act of God” or other comparable event including extreme weather, pandemics or epidemics (including COVID-19 and any COVID-19 Laws), natural disasters, earthquakes, fires, floods, hurricanes, tornadoes or other similar catastrophes, hostilities, acts or threats of war (whether or not declared), terrorism, cybercrime or cyberterrorism not specifically targeted at the Purchased Business, civil unrest, civil disobedience, national or international calamity, military actions, outbreak of hostilities, declaration of a national emergency or any other similar event or any escalation or material worsening thereof after the date of this Agreement, (iv) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Purchased Business participates, any other economy where the Vendor Group is engaged in the Purchased Business or the capital markets in general, (v) changes in the general economic or business conditions within any jurisdictions in which the Vendor Group is engaged in the Purchased Business, (vi) general changes in the economy or securities, credit, financial or other capital markets of any jurisdiction where the Vendor Group is engaged in the Purchased Business (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), (vii) any failure to meet financial projections, forecasts or predictions for any period or any change in the credit rating of the Vendor Group, and (viii) any actions taken, or failure to take any action, in each case, to which Purchaser has expressly approved, consented or requested or that is required or prohibited by this Agreement, except in the case of clauses (ii) and (iv)-(vi) to the extent any such change, effect, condition or circumstance has had a materially disproportionate effect on the Purchased Business, as compared to other Persons in the industry in which the Purchased Business participates;
(bk)“Material Contracts” means, collectively, Contracts to which the Vendor’s Group is a party that:
(i)involve or is reasonably likely to result in the payment of money by or to the Vendor Group (from a single third party or parent entity, including in connection with related agreements and statements of work) in relation to the Purchased Business in an aggregate amount in excess of $500,000 during the one-year period following the date of this Agreement;
(ii)have an unexpired term of more than three (3) years from the Closing (including renewals);

(iii)facilitate the purchase, sale, transfer, shared ownership and/or escrow arrangements with respect to the source code used in the Purchased Business;
(iv)involve any Governmental Authority or military as an end customer;
(v)relate to the ownership, creation, modification and/or development of the Software and/or Intellectual Property (but excluding employment or consulting agreements or arrangements entered into in the ordinary course of the Purchased Business); and
(vi)contain a non-competition, non-solicitation (other than non-solicitation covenants relating to employees of a Contract counterparty) or other similar restrictive covenant binding on the ability of the Purchased Business and/or the Subsidiaries to operate the Purchased Business.
(bl)“Named Accounts” means the specific projects subject to written customer Contracts with unbilled amounts as of the Closing Date listed on Schedule C hereto, which Schedule C will be updated by the Vendor by the 1 month anniversary of the Closing;
(bm)“Non-Recourse Matters” has the meaning set out in Section 7.12;
(bn)“Non-Recourse Party” has the meaning set out in Section 7.12;
(bo)“NTA Amount” means the difference between (i) the Tangible Assets and (ii) the Tangible Liabilities, calculated in accordance with the terms of Schedule B and otherwise in accordance with GAAP;
(bp)“NTA Holdback” means the amount of $7,200,000 to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement;
(bq)“Object Code” means Software code in a form not readily perceivable by humans and suitable for machine execution with minimal intervening steps;
(br)“Offered Personnel” has the meaning set out in Section 4.2(a);
(bs)“Office Leases” means the Leases in respect of the Offices, as such Leases are set forth in Section (A)(sss) of the Disclosure Letter;
(bt)“Offices” means the offices which are the subject of the Office Leases (as such Office Leases are set forth in Section (A)(sss) of the Disclosure Letter), from which the business of the Purchased Business is conducted;
(bu)“Open Source Material” means, collectively, software or other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License);
(bv)“Patents” means all patent disclosures, inventions, discoveries, patents and patent applications (whether provisional or non-provisional), continuations, continuations-in-part, divisionals, extensions (including any supplementary protection certificates), reissues, re-examinations, corrections, renewals, other

Governmental Authority issued indicia of invention ownership (including certificates of invention, petty patents and utility models) and industrial designs, utility models, and all registrations and applications therefor, and any patent or application claiming priority from or claiming priority to any of the foregoing, and all foreign equivalents to any of the foregoing, and equivalent or similar rights anywhere in the world in inventions and discoveries;
(bw)“Pending Contract” has the meaning set out in Section 4.1(a);
(bx)“Permitted Liens” means (i) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which would not, individually, result in a Material Adverse Effect on the Purchased Business, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by the Vendor Group and for which reasonable reserves have been established and set forth in the Financial Statements, (iii) any obligations in respect of letters of credit and performance and construction bonds issued in the ordinary course of business, (iv) purchase money security interests for the purchase or lease of office equipment, computers, vehicles and other items of tangible personal property, (v) zoning, building, subdivision, environmental, entitlement or other similar codes and regulations, (vi) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, quasi-easements, rights-of-way, covenants, restrictions, conditions and other charge, instrument or encumbrance with respect to real estate or the underlying fee interest of any Office Lease, (vii) statutory or contractual Liens in favor of lessors arising in connection with any Office Leases, (viii) non-exclusive licenses granted in the ordinary course of business to customers of the Purchased Business, (ix) any Lien created under federal, state, provincial or non-United States securities Laws related to transfer of securities, and (x) any Lien that will be released at or prior to the Closing, and (xi) any Liens described on Section (A)(xxx) of the Disclosure Letter;
(by)“Person” means an individual, proprietorship, partnership, limited partnership, firm, association, joint venture, trustee, trust, corporation, company, limited liability company, unlimited liability company, unincorporated organization, or other entity, including any Governmental Authority;
(bz)“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date;
(ca)“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date;
(cb)“Preliminary Holdback Period” means the 120-day period immediately following the Closing Date;
(cc)“Preliminary NTA Amount” has the meaning set out in Section 2.7(a);
(cd)“Preliminary NTA Excess” has the meaning set out in Section 2.7(b);
(ce)“Preliminary NTA Review Period” has the meaning set out in Section 2.7(a);
(cf)“Preliminary NTA Shortfall” has the meaning set out in Section 2.7(c);
(cg)“Purchase Price” has the meaning set out in Section 2.5;
(ch)“Purchase Price Allocation” has the meaning set out in Section 2.5;

(ci)“Purchased Business” means the business related to, in connection to, or encompassing the development, marketing, sale, licensing, servicing and supporting of white-label messaging software to communication service providers, and OSS solutions to communication service providers, including network design, asset management, expense management, and service order lifecycle management, in each case as presently and previously carried on by the Vendor Group and to be sold to the Purchaser Group hereunder, it being understood that the Purchased Business shall not include any Excluded Assets or Excluded Liabilities;
(cj)“Purchaser” has the meaning set out in the preamble;
(ck)“Purchaser Refundable Taxes” has the meaning set out in Section 2.1(o);
(cl)“Purchaser Releasee” has the meaning set out in Section 7.19;
(cm)“Purchaser Releasor” has the meaning set out in Section 7.19;
(cn)“Release Agreement” means that certain Partial Release and Reconveyance Agreement to be entered into on or about the date of this Agreement among the Vendor, SN Technologies, LLC, a Delaware limited liability company, and Norddeutsche Landesbank Girozentrale, as Administrative Agent thereunder.
(co)“Released Matters” has the meaning set out in Section 7.19;
(cp)“Required Operating Cash” means $3,000,000;
(cq)“Required Operating Cash Deficit Adjustment” means, if the Cash on the Closing Date is less than the Required Operating Cash, the amount of such shortfall, expressed as positive number;
(cr)“Required Operating Cash Surplus Adjustment” means, if the Cash on the Closing Date is more than the Required Operating Cash, the amount of such surplus, expressed as positive number;
(cs)“Retained Business” means the business of the Vendor Group that is not the Purchased Business, including the business related to, in connection to, or encompassing the development, marketing, sale, licensing, servicing and supporting of personal cloud software solutions and related services (but for the avoidance of doubt, excluding any Software or services related to, or in connection with, or encompassing Openwave (messaging), Spatial, and Razorsight (iNOW and Financial Analytics) Intellectual Property and brands);
(ct)“Retained Intellectual Property” means all of the following in any jurisdiction throughout the world relating to the Retained Business: (i) Patents; (ii) Trademarks, (iii) Copyrights, (iv) Confidential Information; (v) all rights to prepare, file, prosecute and maintain applications and registrations directed to any of the foregoing, and to bring actions and enforce all of the foregoing for any and all past, current and future infringement or violation of any of the foregoing, (vi) all income, royalties, damages and payments due or payable with respect to any of the foregoing, all causes of action for past, present, or future infringement based upon, relating to, or arising out of any of the foregoing, and all copies and tangible embodiments of the foregoing, (vii) all other intellectual property and proprietary rights and similar, corresponding or equivalent rights to any of the foregoing, registered and unregistered, existing under common or statutory Law of any country in the world or under any treaty;

(cu)“Retained Software” means all computer software, computer programs (including any and all software implementation of algorithms, models and methodologies whether in Source Code or Object Code), including applications (including applets and mobile apps), assemblers, compilers, interfaces, utilities, diagnostics and embedded software, tools, firmware, databases, computations, program files, program and system logic, program modules, routines, and sub-routines, each of the foregoing in any form or format, including all past, present or in development versions thereof, and in each case to the extent developed, in development, or otherwise used by the Vendor Group in connection with the Retained Business;
(cv)“Reviewing Accountant” has the meaning set out in Section 2.7(a);
(cw)“Right Pocket” has the meaning set out in Section 4.4;
(cx)“RWI Policy” means the purchaser side representations and warranties insurance policy which includes, (i) an express waiver of subrogation and contribution rights against all past, present, and future Vendor Group parties (other than third party agents and representatives), except and only to the extent of Fraud, (ii) language that the Vendor Group parties (other than third party agents and representatives) may rely upon and enforce the anti-subrogation provisions contained in the RWI Policy as if a party thereto, and (iii) a coverage limit of at least $6,920,000;
(cy)“Set-Off Dispute Notice” has the meaning set out in Section 5.4;
(cz)“Set-Off Notice” has the meaning set out in Section 5.4;
(da)“Software” means all computer software, computer programs (including any and all software implementation of algorithms, models and methodologies whether in Source Code or Object Code), including applications (including applets and mobile apps), assemblers, compilers, interfaces, utilities, diagnostics and embedded software, tools, firmware, databases, computations, program files, program and system logic, program modules, routines, and sub-routines, each of the foregoing in any form or format, including all past, present or in development versions thereof, and in each case to the extent developed, in development, or otherwise used by the Vendor Group solely in connection with the Purchased Business, including the Notifier and Mobile Automation Framework and their Source Code, but excluding the Licensed Technology;
(db)“Source Code” means computer programming code in human readable form (including flow charts, developer notes, comments and annotations relating thereto) that is not suitable for machine execution without intervening steps such as interpretation or compilation;
(dc)“Specified Contracts” means the Contracts set forth in Schedule 2.2(m) to this Agreement;
(dd)“Subject States” means Texas, North Carolina, Illinois, Utah, Michigan, Nebraska, and Pennsylvania;
(de)“Subsidiary” means each of Openwave Messaging GmbH, Openwave Messaging (Spain) SL, Openwave Systems B.V., Nihon Synchronoss KK, Critical Path Messaging Co, Synchronoss Technologies Australia Pty Ltd, Synchronoss Software Australia Pty Ltd, Synchronoss Technologies SpA, SpatialInfo, Inc., Spatial System Staff Investment Pty Ltd, and Spatial System Nominees Pty Ltd (and all such entities, collectively, being the “Subsidiaries”);

(df)“Subsidiary Shares” has the meaning set out in Section (yy)(i) of Schedule D;
(dg)“Tangible Assets” means the aggregate book value (unless otherwise set out in Schedule B) of only the following assets of the Vendor Group and the Subsidiaries related to the Purchased Business, each as at the Time of Closing, determined in accordance with the provisions of Section 2.7:
(i)Cash (inclusive of any Required Operating Cash Surplus Adjustment);
(ii)accounts receivable collected within the Preliminary Holdback Period;
(iii)50% of the Transfer Taxes Shortfall, if any;
(iv)accrued income, including (but not limited to) work-in-progress and other unbilled revenue, that is converted to accounts receivable in accordance with the contract terms applicable thereto and: (1) collected within the Preliminary Holdback Period; or (2) with respect to Named Accounts only, collected by no later than the Final NTA Statement Date;
(v)prepaid expenses; and
(vi)net fixed assets (net of accumulated depreciation and excluding any capitalized development expenses).
For greater certainty, the Tangible Assets will exclude any: (a) deferred tax assets, (b) cash equivalents at Closing such as marketable securities, (c) improvements made to the Offices, (d) intercompany receivables or personal balances and loans to related parties; and (e) intangible assets such as goodwill and capitalized software development costs (“Excluded Tangible Assets”).
(dh)“Tangible Liabilities” means the aggregate book value of only the following liabilities of the Vendor Group and the Subsidiaries related to the Purchased Business, each as at the Time of Closing, determined in accordance with the provisions of Section 2.7: (1) accounts payable; (2) advanced billings and deferred revenue; (3) payables relating to Transferred Personnel (e.g. vacation and bonus accruals (excluding transaction single-trigger or lump sum transaction bonuses and/or retention bonuses) payroll taxes, etc.); (4) accrued expenses or liabilities; (5) refundable customer deposits; and (6) 50% of the Transfer Taxes Surplus. if any..
For greater certainty, Tangible Liabilities shall exclude any: (a) deferred tax liabilities; (b) reserves for doubtful debt; (c) operating lease liabilities; (d) indebtedness of the Vendor Group owing to affiliated companies or any other non-arm’s length party, its banks, its employees, agents and/or representatives (solely to the extent such indebtedness would otherwise constitute a Liability); (e) debt-like items, including, but not limited to accounts payables or accruals that have been on the balance sheet for greater than one year, unpaid tax liabilities related or attributable to any Pre-Closing Tax Period (whether or not such taxes are due and payable on or before the Closing Date); (f) intercompany payables; and (g) costs incurred by the Vendor Group and/or its stockholders related to the Transaction, including (without limitation) any broker and legal costs (“Excluded Tangible Liabilities”).
(di)“Target NTA” means negative $4,200,000, less the Required Operating Cash Deficit Adjustment, if any;
(dj)“Tax” or “Taxes” means any and all taxes, including all federal, state, regional, provincial, local or international taxes, charges, fees, duties (including custom duties), levies, deficiencies or other assessments in the nature of a tax, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, net worth, excise, goods and services, base erosion and anti-abuse, transition, built-in gains, harmonized sales, value added, stamp, registration, mortgage, leasing, lease, user, transfer, land transfer, controlling interest transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, estimated, employee’s income withholding, other withholding, employment, unemployment and social security taxes, unclaimed property, escheat obligations, employment insurance, and other government pension plan premiums or contributions that are imposed by any Governmental Authority, and such term shall include any interest, penalties, collection fees, or additions to tax attributable thereto or any liabilities of any Person therefor;
(dk)“Third Party Programs” has the meaning set out in Section (u)(iii) of Schedule D;
(dl)“Time of Closing” means 11:59 p.m. (Eastern Standard Time) on the Closing Date;
(dm)“Top Customers” has the meaning set out in Section (l) of Schedule D;
(dn)“Top Vendors” has the meaning set out in Section (l) of Schedule D;
(do)“Trademarks” means, whether registered or unregistered, all trademarks, service marks, brand names, certification marks, trade dress, designs, trade names, service names, corporate names, business names, products names, logos, symbols, other corporate designations, other source or origin, and other indicia of source or origin, all common law rights and goodwill associated with any of the foregoing, and all registrations and applications for registration for any of the foregoing, and extensions and renewals therefor;
(dp)“Transaction Documents” means, collectively,
(i)this Agreement;
(ii)the IP Transfer and Assignment Agreement;
(iii)the Non-Competition Agreement;
(iv)the Transition Services Agreement; and
(v)all other instruments, certificates and the like required for Closing.
(dq)“Transaction Expenses” means collectively, the amount of the unpaid fees, commissions or expenses that have been incurred by or are attributable to the Vendor Group in connection with the preparation, negotiation and execution of this Agreement and other Transaction Documents and the consummation of the transactions contemplated herein and therein, in each case determined as of immediately prior to the Closing, including: (i) all costs, fees, expenses and other payments payable or reimbursable by or on behalf of the Vendor Group pursuant to any management agreement, monitoring agreement, transaction and advisory services agreement or other similar contract existing prior to the Closing (ii) the costs of obtaining the consents as contemplated by Section 4.1(a); (iii) the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and consulting fees and expenses; (iv) any transaction bonuses described in Section 2.4(c), including any payroll or similar Taxes incurred in connection therewith; (v) 50% of all costs and expenses related to the RWI Policy as set out in Section 5.3(a); (v) any costs or fees associated with the transfer of the Transferred Personnel working under visa or work permits; (vi) all costs and expenses related to the engagement of the Escrow Agent, including the reasonable and documented legal fees of the Purchaser relating to the review and negotiation of the Escrow Agreement, up to a maximum aggregate amount of $20,000. For certainty, any Tangible Liabilities taken into account in the calculation of the Preliminary NTA Amount or Final NTA Amount shall be excluded from Transaction Expenses;
(dr)“Transaction Packet” means that compilation of final form schedules and exhibits, mutually agreed upon between the Purchaser and Vendor Group as of the date hereof;
(ds)“Transfer Taxes” has the meaning set out in Section 7.2.
(dt)“Transfer Taxes Estimate” means, with respect to the Closing Date Payment, $142,316.
(du)“Transfer Taxes Shortfall” means the amount by which the actual Transfer Taxes with respect to the Closing Date Payment, as determined by the Purchaser in good faith after consultation with the Vendor, is more than the Transfer Taxes Estimate.
(dv)“Transfer Taxes Surplus” means the amount by which the actual Transfer Taxes with respect to the Closing Date Payment, as determined by the Purchaser in good faith after consultation with the Vendor, is less than the Transfer Taxes Estimate.
(dw)“Transferred Employees” means only those Transferred Personnel who are Employees.
(dx)“Transferred Personnel” means (i) the Employees who are automatically transferred to the Purchaser Group effective as of the Closing by operation of Applicable Law; (ii) the Contractors who are automatically transferred to the Purchaser Group effective as of the Closing by operation of the Purchaser Group acquiring the Subsidiaries directly contracting with such Contractors; and (iii) Offered Personnel that accept an offer for employment/engagement from the Purchaser Group;
(dy)“US Sales Tax Deadline” has the meaning set out in Section 2.10(a);
(dz)“US Sales Tax Holdback” has the meaning set out in Section 2.6(d);
(ea)“US Sales Tax Status Statement” has the meaning set out in Section 2.10(a);
(eb)“US Sales Tax Target” has the meaning set out in Section 2.10(c);
(ec)“Vendor” has the meaning set out in the preamble;
(ed)“Vendor Group” has the meaning set out in the preamble;
(ee)“Vendor Group’s Representatives” has the meaning set out in Section (uu) of Schedule D;
(ef) “Vendor Refundable Taxes” has the meaning set out in Section 2.2(a);
(eg)“Wrong Pocket Asset” has the meaning set out in Section 4.4;

(eh)“Wrong Pocket Liability” has the meaning set out in Section 1.1(a);

SCHEDULE D
VENDOR GROUP REPRESENTATIONS AND WARRANTIES

(a)Title to Assets – The Vendor Group (either directly or via its affiliates, including the Subsidiaries) owns, possesses, and has good marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens. At Closing, the Vendor Group will have the absolute and exclusive right to sell the Assets to the Purchaser as contemplated by the Transaction Documents, subject to obtaining any applicable consents, approvals, waivers, and filings.
(b)Residency – The residency of each of the members of the Vendor Group for tax purposes is set forth in Section (b) of the Disclosure Letter.
(c)Jurisdictions – Each member of the Vendor Group and each Subsidiary is duly qualified, licensed or registered to carry on business and is in good standing in its jurisdiction of incorporation or formation, as applicable. Each member of the Vendor Group and each Subsidiary is duly qualified, licensed or registered to carry on business and is in good standing in the jurisdictions set forth in Section (c) of the Disclosure Letter, as applicable. The Vendor Group is not conducting the Purchased Business in, and does not own or lease any material properties or assets used for the Purchased Business in, any other jurisdiction. Neither the character, nor the location of any leased premises, nor the nature of the Purchased Business, requires qualification to do business, or obtain a registration to do so, in any other jurisdiction.
(d)Corporate – Each member of the Vendor Group and each Subsidiary is a corporation duly incorporated or established, as applicable, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation or establishment, as applicable, with full corporate power and authority to own and lease the Assets, as the case may be, and to carry on the Purchased Business as currently conducted. No steps have been taken to authorize or require discontinuance or dissolution or the bankruptcy, insolvency, liquidation or winding up of the Vendor Group or any Subsidiary. Section (d) of the Disclosure Letter sets forth a list of all current and former names of each of Synchronoss Software Australia Pty Ltd, Synchronoss Technologies Data Centre Limited, and Synchronoss Software Ireland Limited.
(e)Authority – The Vendor Group has the power, authority, and right to enter into and deliver each of the Transaction Documents to which it is a party and to transfer the legal and beneficial title and ownership of the Assets to the Purchaser free and clear of all Liens, other than Permitted Liens. The execution, delivery, and performance of each of the Transaction Documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized and approved by all necessary corporate action on the part of the Vendor Group, and no other action on the part of the Vendor Group or any of its equity owners is required in connection with the execution, delivery, and performance of the Transaction Documents. Except as set forth in Section (e) of the Disclosure Letter, no other approval, order or consent from or filing with or notice to any Governmental Authority (including any regulatory authority and agency) is required on the part of the Vendor Group in connection with the execution, delivery and performance of the Transaction Documents.
(f)Binding Agreement – This Agreement and all other Transaction Documents to be executed by the Vendor Group at or prior to the Closing Date pursuant to this Agreement have been duly and validly executed and each such agreement constitutes a valid and legally binding obligation of the Vendor Group, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws and to equitable remedies generally.

(g)No Options or Other Agreements – There exist no contracts, options, rights, calls or commitments of any nature or kind whatsoever binding upon or which at any time in the future may become binding upon the Vendor Group to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets other than pursuant to the provisions of this Agreement or in connection with Permitted Liens.
(h)Restrictive Covenants – The Vendor Group is not a party to, or bound or affected by, any contract containing any covenant expressly limiting its ability to compete in any line of the Purchased Business or in any geographic location where the Purchased Business operates, or expressly limiting its ability to transfer or move any of its assets or operations relating to the Purchased Business, or that could reasonably be expected to have a Material Adverse Effect.
(i)No Conflict – Except as set forth in Section (i) of the Disclosure Letter, neither the execution nor the delivery of this Agreement or the other Transaction Documents by the Vendor Group will (with or without notice or lapse of time or both):
(i)result in or constitute a breach of any term or provision of, or constitute a default under, the Constating Documents or any resolutions of the director(s) or shareholder(s) of the Vendor Group or the Subsidiaries;
(ii)result in or constitute a breach of any term or provision of, or constitute a default under or constitute an event that would permit any third party to amend, terminate, sue for damages with respect to, or accelerate the obligations of the Vendor Group under, any Material Contract to which the Vendor Group is a party, or under which any of the Assets may be affected, or under which the Vendor has or may acquire any right or interest;
(iii)result in the creation or imposition of any Lien on the Assets;
(iv)contravene any Applicable Laws; and/or
(v)contravene any judgement, order, writ, injunction, or decree of any Governmental Authority.
(j)Books and Records –
(i)The books of account and other records of the Vendor Group relating to the Purchased Business are complete and correct in all material respects and fairly present and disclose in all material respects (i) the financial position of the Purchased Business and all material financial transactions, and (ii) the legal and corporate proceedings of the Vendor Group relating to the Purchased Business.
(ii)The Vendor Group prepares and keeps books and records reflecting its assets, liabilities, and financial transactions in connection with the Purchased Business, which are accurate in all material respects and maintains internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit preparation of the

Financial Statements and to maintain accountability for the assets of the Vendor Group.
(k)Material Contracts –
(i)Section (k)(i) of the Disclosure Letter lists each Material Contract and references which subcategory of Material Contract such disclosure relates to. The Vendor Group is not in default or breach of any Material Contract, and there exists no state of facts that, after notice or lapse of time (or both), would constitute a default or breach under any Material Contract.
(ii)To the Knowledge of the Vendor Group, no counterparty to any Material Contract is in material breach of any of its obligations under any Material Contract. The Vendor Group is entitled to all benefits under each Material Contract.
(iii)The Vendor Group has not received any written notice or, to the Knowledge of the Vendor Group, any verbal notice, of the intention of any party to a Material Contract to make any warranty claims in excess of current reserves.
(iv)The Vendor Group has not received any written communication or, to the Knowledge of the Vendor Group, any verbal notice, from a counterparty to a Material Contract that it plans to terminate, modify, or reduce its business with the Purchased Business.
(v)The Vendor Group has not agreed to offer any discounts, revised payment terms or contract amendments with respect to any Material Contract (except as specifically set out in writing within such Material Contract).
(vi)The Purchased Business has the capacity, including the necessary personnel, equipment, and suppliers (either on hand or pursuant to an executed contract), to enable the Vendor Group to perform its obligations under the Material Contracts.
(vii)Each Material Contract was entered into on an arm’s length basis and in the ordinary course of the Purchased Business.
(viii)The Vendor Group does not retain any holdbacks under any Material Contract.
(l)Significant Customers and Vendors –
(i)Section (l) of the Disclosure Letter sets forth a complete and accurate list of the Purchased Business’ (a) twenty (20) largest customers (measured by aggregate recurring revenue) during the fiscal year ended December 31, 2022 and the six-month period ended June 30, 2023 (collectively, the “Top Customers”), and with respect to each, the dollar volume of revenue involved; and (b) twenty (20) largest vendors of materials, products or services (measured by the aggregate amount purchased by the Purchased Business) during the fiscal year ended December 31, 2022 (collectively, the “Top Vendors”), and with respect to each, the dollar volume of billings involved.
(ii)No Top Customer or Top Vendor has canceled, terminated, or otherwise materially altered its business relationship with the Vendor Group in respect of the Purchased Business, or notified in writing any member of the Vendor Group of any intent to do so. To the Knowledge of the Vendor Group, there exists no condition or state of facts or circumstances that: (a) adversely impacts any Top Customer or Top Vendor; or (b) otherwise involves customers or suppliers of or to any member of the Purchased Business that could reasonably be expected to have a Material Adverse Effect.
(m)Product Liability and Warranties –
(i)The Vendor Group has not offered any warranties of products or services, and there are no current Claims or, to the Knowledge of the Vendor Group, threatened Claims against the Vendor Group or with respect to the production or sale of products or the provision of services by the Vendor Group, and to the Knowledge of the Vendor Group, there is no basis for any possible Claim against, or loss on the part of, the Vendor Group arising from, relating to, or in connection with the production or sale of products or the provision of services by the Vendor Group.
(ii)No Governmental Authority regulating the design, production, marketing, distribution, sale or advertising of any of the Software currently sold, distributed or used by any member of the Vendor Group has requested, within the preceding five years, that any such Software product be modified, removed from the market, removed from installation of any product or recalled, or that substantial new product testing be undertaken as a condition to the continued manufacturing, production, selling, distribution or use of such Software product.
(n)Third Party Consents – Except as disclosed in Section (n) of the Disclosure Letter, there is no requirement to obtain any consent, approval, or waiver of a party under any Material Contract in order to consummate the transactions contemplated by the Transaction Documents.
(o)Regulatory Approvals – Except as disclosed in Section (o) of the Disclosure Letter, no authorization, approval, order, or consent of, or filing with, any Governmental Authority is required on the part of the Vendor Group in connection with the execution, delivery, and performance of the Transaction Documents.
(p)Financial Statements –
(i)The Financial Statements, with respect to the Purchased Business only:
(A)are in accordance with the books of account and other records of the Vendor Group;
(B)are correct as to form with respect to applicable accounting requirements in all material respects;
(C)present fairly and accurately in all material respects the financial condition and operating results of the Purchased Business and Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Vendor Group for the periods therein specified; and
(D)have been prepared in accordance with GAAP.
(q)Financial Position – Except as set forth in Section (q) of the Disclosure Letter, since January 1, 2023:

(i)the Purchased Business has been carried on in its usual and ordinary course and the Vendor Group has not entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of the Purchased Business;
(ii)there has been no change in any material respect in the business, operations or condition of the Purchased Business, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, pandemic, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not adversely affected the business, operations or condition of the Purchased Business, financial or otherwise;
(iii)no single capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $250,000 have been made or authorized by or in respect of the Purchased Business;
(iv)the Purchased Business has not materially changed its price lists, manner of pricing or billing, or the credit lines it makes available to customers; and
(v)there are no outstanding liabilities or obligations (contingent or otherwise, including any guarantee of debt) in respect of the Purchased Business or Subsidiaries that will constitute Assumed Liabilities except (i) those incurred in the ordinary course of the Purchased Business since September 30, 2023, (ii) that are incurred in connection with the execution and performance of this Agreement and consummation of the transactions contemplated hereunder, (iii) that are executory performance obligations arising under the Contracts, (iv) trade debts incurred in the usual and ordinary course of business and shown on the Financial Statements, and (v) other liabilities set forth on the Financial Statements.
(r)Accounts Receivable; Accounts Payable – All of the trade accounts receivable of the Purchased Business from a third-party customer as at September 30, 2023, including details as to the customer, the amount and the age of the receivable, are set forth in Section (r) of the Disclosure Letter. There are no accounts payable, debts, accrued liabilities or contingent liabilities of the Vendor Group with respect to the Purchased Business, except (i) as are set forth in the Financial Statements or incurred in the ordinary course of business since September 30, 2023.
(s)Absence of Unusual Transactions – Since January 1, 2023, the Vendor Group has not:
(i)entered into or completed any non-arm’s length transactions in connection with the Purchased Business;
(ii)subjected, or permitted to be subjected, any of the Assets to any Lien other than Permitted Liens;
(iii)made or committed to any capital expenditures for the Purchased Business;
(iv)entered into or become bound by any Contract, other than in the ordinary course of the Purchased Business;

(v)amended or terminated any Contract (except those Contracts that expire by the passage of time), or waived a right in respect of any Contract, resulting, collectively or individually, in an adverse effect on the business condition (financial or otherwise), properties, Assets (tangible or intangible), liabilities (contingent or otherwise), operations, or results of operations of the Purchased Business;
(vi)made any change in excess of $10,000 in any compensation arrangement or agreement with any Employee of the Purchased Business who has a base compensation in excess of $150,000 other than in the ordinary course of the Purchased Business;
(vii)changed any method of accounting or auditing practice affecting the Purchased Business; or
(viii)agreed or offered to do any of the foregoing.
(t)Intellectual Property –
(i)Owned Intellectual Property.
(A)Other than the Licensed Technology and custom software developed by the Vendor’s Group and owned by the customers of the Vendor Group set out in Section (t)(i)(A) of the Disclosure Letter (“Custom Work”), the Vendor Group owns all right, title and interest in and to the Software and the Intellectual Property created, developed, or acquired by or for the Vendor Group that is necessary for operation of the Purchased Business as presently conducted by the Vendor Group. For certainty, (i) there is no Custom Work included in the Software or Intellectual Property licensed by the Vendor Group to any customer other than the applicable customer for whom such Custom Work was developed; and (ii) none of the Custom Work is necessary for the operation of the Purchased Business as presently conducted by the Vendor Group other than in respect of servicing the applicable customer for whom each Custom Work was developed.
(B)All applications, registrations, filings, renewals, and payments necessary to preserve the rights of the Vendor Group in and to the Software and the Intellectual Property have been duly filed, made, prosecuted, maintained, are in good standing and are recorded in the name of the Vendor Group.
(C)Other than the Licensed Technology, the Vendor Group is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) the Software and the Intellectual Property, and, save and except for any rights conferred by the Vendor Group upon its licensees pursuant to applicable Contracts, the Vendor Group has sole and exclusive rights (and is not contractually obligated to pay any compensation, royalty or fee to any third party in respect thereof, other than with respect to the Licensed Technology) to the use thereof or the material covered thereby in connection with the Purchased Business in respect of which the Software and the Intellectual Property is being used.
(D)The Intellectual Property is in full force and effect and has not been used or enforced, or failed to be used or enforced, in a manner that would be reasonably likely to result in its abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability.
(E)The Vendor Group has not transferred ownership of the Software or the Intellectual Property to any other Person other than the Custom Work. For certainty, in transferring ownership rights to each Custom Work to the applicable customer for whom it was developed, the Vendor Group has not transferred any ownership rights to the Software or Intellectual Property that is granted or otherwise licensed by the Vendor Group to any other customer of the Purchased Business. There is no and has not been any unauthorized use, disclosure, infringement, or misappropriation of any of the Software or the Intellectual Property by any Person, former employee or other third party, nor has any Person, to the Knowledge of the Vendor Group, breached any Contract relating to the Software or the Intellectual Property.
(F)The Vendor Group is not in breach of any material term of any license, sublicense or other agreement relating to the Intellectual Property. Neither the execution, delivery or performance of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, or result in any limitation on the Vendor Group’s right to own, transfer (or licence, as applicable) or use any of Software or the Intellectual Property.
(ii)Licensed Technology.
(A)Section (t)(ii)(A) of the Disclosure Letter sets forth a complete and correct list of all third party software and any other technology and technical information licensed to the Vendor Group by third parties and used in and necessary to the operation of the Purchased Business as presently conducted by the Vendor Group (such material, together with the Third Party Programs, the “Licensed Technology”).
(B)The Vendor Group is using or holding the Licensed Technology with the consent of a license from the owner of, or an entity that has authority to grant licenses to use, such Licensed Technology under a Contract.
(C)The Vendor Group has, and following the completion of the transactions contemplated in this Agreement the Purchaser will have, the right to use, pursuant to valid licenses, all Licensed Technology and all Third Party Programs that are used in and necessary to the operation of the Purchased Business as presently conducted by the Vendor Group (other than the Specified Contracts), including in the creation, modification, compilation, testing, operation or support of the Software.
(D)The Vendor Group is not in breach of any material term of any license, sublicense or other agreement relating to the Licensed Technology. Neither the execution, delivery or performance of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, or result in any limitation on the Vendor Group’s right to use any Licensed Technology.

(u)Software –
(i)Status of Developers. All of the developers of the Software, at the time they wrote the Software, were employees of the Vendor Group or Subsidiaries (or predecessors thereto) or were contractors who assigned their intellectual property rights and related moral rights in the Software in favor of the Vendor Group or Subsidiaries (or predecessors thereto) and their respective successors assignees and licensees, pursuant to written agreements, and no further consents, assignments, waivers or other actions are required for the developers’ rights, title and interest to be assigned to, transferred to, or otherwise fully vested in the Vendor Group or Subsidiaries (including obtaining any consents or waivers from employees or consultants) free of any Liens other than Permitted Liens.
(ii)Government Funding. No government funding, facilities of a university or other educational institution or research centre or funding from third parties has been used in the development of the Software, and no such entity has any claim or right to or in the Software or any component thereof.
(iii)Third Party Software. Except for Open Source Material and the third party software (“Third Party Programs”) listed in Part I (Licensed Third Party Programs) of Section (u)(iii) of the Disclosure Letter, the Software currently licensed to users neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Software, together with the Third Party Programs and any Open Source Materials, contains all materials necessary for the continued testing, maintenance and development of the Software as presently maintained and developed by the Vendor Group. Except as listed in Part II (Open Source Software) of Section (u)(iii) of the Disclosure Letter, no Open Source Material was or is used in, incorporated into, integrated or bundled with any of the Software. To the extent that Open Source Material was or is used in, incorporated into, integrated or bundled with any of the Software, none of such Open Source Material is compiled together with, or is otherwise used by or incorporated into the Software in a manner that would require any portion of the Software to be (A) disclosed or distributed in source code form (e.g. copyleft requirements); (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge.
(iv)Third Party Licenses. Copies of all contracts, including license, distribution and maintenance agreements, for the Third Party Programs (which such Third-Party Programs, for the avoidance of doubt, shall only be those Third-Party Programs used in the Purchased Business as presently conducted by the Vendor Group) have been made available by the Vendor Group to the Purchaser, except in respect of Third Party Programs that are shrink-wrapped software or that were purchased off-the-shelf by the Vendor Group in order to be passed through to the Vendor Group’s customers or to be used by the Vendor Group, and such contracts for Third Party Programs that are passed through to Vendor Group’s customers grant sufficient run-time licenses of the respective Third Party Program to the customers of the Vendor Group for the Purchased Business as presently conducted.
(v)Object Code. Only object code versions of the Software have been provided to end customers of the Software for their use and distribution to their end users and those end users of the Software, and no Person except for such end customers and users have been provided with a copy of the object code of the Software.

(vi)Source Code. Except as disclosed in Section (u)(vi) of the Disclosure Letter, the Source Code for the Software has not been delivered or made available to any Person and the Vendor Group has not agreed to or undertaken to or in any other way promised to provide such Source Code to any Person. The Source Code for the Software is (A) currently stored only in the Vendor Group’s offices or using cloud services, (B) has remained exclusively under the control and safekeeping of the Vendor Group and/or predecessors thereof, and (C) is not in the possession of, or accessible to, any Person who is not an Employee or Contractor of Vendor Group with the primary function of software development, design, testing, or security. The transactions contemplated in this Agreement, including the sale of the Assets of the Vendor Group, will not entitle any customer to obtain a copy of the source code for the Software, nor will they result in any third party being granted any right with respect to the Software or the Intellectual Property.
(vii)Custom Code. Other than the Custom Work (as described in Section t(i) above), no custom code developed by or for any third party has been incorporated into the Software and the Vendor Group’s current development plans for the Software do not include the incorporation therein of any custom code developed by or for any third party.
(viii)Right to Commercialize. Other than the Vendor Group, no Person is, nor has any Person (other than the Vendor Group’s predecessors-in-interest) ever been, authorized to commercialize the Software.
(ix)Customer Licenses and Other Agreements. All end-users have non-transferable, non-exclusive licenses (meaning that the user is not permitted to use the Software at more than one location without purchasing one or more additional licenses) or Software-as-a-Service licenses to use only object code versions of the Software.
(x)Software Defects. There are no problems or defects in the Software including bugs, viruses, logic errors or failures which could prevent the Software from operating substantially as described in its documentation or specifications and the Software operates in accordance with its documentation and specifications.
(xi)No Theft. There has been no theft, or unauthorized reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to, any Software, Intellectual Property or source code or information technology systems of the Purchased Business or Vendor Group.
(xii)Development Plans. Section (u)(xii) of the Disclosure Letter accurately describes the current development plans for the Software. The Vendor Group has made no commitments to release or develop any updates, versions, or releases of the Software, except as may be expressly provided for in the applicable Contracts.
(xiii)Disabling Devices. The Software does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the normal and authorized use of the Software, including time locks, computer viruses, trojan horses, worms, malware, spyware or other device or code designed or intended to disrupt, disable, harm, or otherwise impair or prevent the normal and authorized operation of the Software.
(xiv)Distributors. No Person, including distributors, joint venturers, partners, sales agents, representatives, resellers, or original equipment manufacturers, has or had any rights of any nature or kind whatsoever to market, distribute or license the Software, other than contractual rights in the ordinary course of business of distributors and resellers to sublicense the Software to their end users, in each case subject to a Contract. No Person has been guaranteed pricing for the Software other than pursuant to the applicable executed written Contract.
(xv)Regulatory Approvals. The Vendor Group has obtained all applicable government, regulatory, technical, and similar approvals in all jurisdictions where the Software is sold or may otherwise be required.
(v)Infringement – None of the Purchased Business, the Software or any of the Intellectual Property is infringing, misappropriating, or making unlawful use of any intellectual property right, including copyrights, patents, trade secrets or other proprietary rights owned by any third party or that are part of the Excluded Assets. The Vendor Group has not received any notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful use by the Vendor Group, the Purchased Business, the Software, or any of the Intellectual Property of any intellectual property owned by any third party. There are no proceedings pending or, to the Knowledge of the Vendor Group, threatened that allege a claim of infringement of any intellectual property owned by any third party by the Vendor Group, the Purchased Business, the Software, or any of the Intellectual Property. There are no proceedings pending, or, to the Knowledge of the Vendor Group, threatened, nor has any Claim been made against the Vendor Group that challenges the legality, validity, enforceability, or ownership of any of the Software or the Intellectual Property (excluding office actions or similar responses in regards to any patent or trademark applications issued by the examining agency or authority in the applicable jurisdiction in which the applications are filed). The Vendor Group has not entered into any agreement to indemnify any other Person against any charge of infringement by the Software or the Intellectual Property, except customary intellectual property infringement indemnities set forth in customer Contracts.
(w)IT Systems – The IT Systems (i) are free from material defects (including security threats and vulnerabilities); (ii) are in sound operating condition, subject to ordinary wear and tear and maintenance and repair consistent with past practice, and have been regularly and properly maintained, supported and replaced; (iii) are in sufficiently good working condition to perform all information technology operations presently performed by such IT Systems for the Purchased Business, including having sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise); (iv) are configured and maintained to minimize the effects of externally introduced viruses, bugs and other similar destructive programs or codes; (v) have sufficient capability, redundancy, backup and restore, disaster recovery, capacity and performance to meet the current requirements of the Purchased Business for such IT Systems, including during periods of peak load and to avoid disruption or interruption to the Purchased Business; and (vi) are operated in accordance with all contractual requirements relating to such IT Systems. In the past three years, there has been no (x) breakdown, malfunction, error, defect, intrusion of a virus or other material failure or substandard performance of any of the IT Systems, or (y) destruction or loss of any data transmitted through or processed by the IT Systems, in each case that has caused (or would reasonably be expected to cause) any material disruption to, or would reasonably be expected to have a Material Adverse Effect on, the Purchased Business.
(x)Contractual Restrictions – No Contract to which the Vendor Group is a party or bound in connection with the Purchased Business limits the freedom of the Vendor Group to: (a) compete in any line of business or any geographic area, (b)

acquire goods or services from any supplier, or (c) establish the prices at which it may sell any goods or services.
(y)Trade Allowances and Pricing Policies – No customer of the Purchased Business is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreement or understanding (whether written or oral).
(z)Non-Disclosure – The Vendor Group has taken all reasonable steps required to protect the Vendor Group’s rights in confidential information and trade secrets associated with the Assets. All Employees and prior employees of the Vendor Group and all consultants and independent contractors of the Vendor Group have signed a proprietary rights and confidentiality agreement in the Vendor Group’s standard form, as certified by the Vendor Group and delivered to the Purchaser and, to the Knowledge of the Vendor Group, no Employee or prior employee of the Vendor Group or consultant or independent contractor of the Vendor Group, including any Developer, has breached his or her obligations of confidentiality owed to the Vendor Group. To the Knowledge of the Vendor Group, the employment by the Vendor Group of any Employees does not violate any non-disclosure or non-competition agreement between such Employee and a third party.
(aa)Litigation – There are no Claims (whether or not purportedly on behalf of the Vendor Group) pending or, to the Knowledge of the Vendor Group, threatened in writing against or adversely affecting, or which could adversely affect, the Purchased Business, the Intellectual Property, or the Assets, whether or not insured, or before or by any federal, state, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the Knowledge of the Vendor Group, there is no existing ground on which any such action, suit, claims or proceedings might be commenced with any reasonable likelihood of success. The Vendor Group is not subject to any order, judgement, award, writ, injunction or decree of any court, a Governmental Authority, or an arbitrator that relates to the Purchased Assets or otherwise affects the Vendor Group’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents. There are no actions, suits, claims or proceedings pending or, to the Knowledge of the Vendor Group, threatened (verbally or in writing) against or adversely affecting, or which could adversely affect the Vendor Group, the Purchased Business, or the Assets, whether or not insured, that challenge the validity of the transactions contemplated in this Agreement. The Vendor Group is not subject to any order, judgment, award, writ, injunction or decree of any court, a Governmental Authority or an arbitrator that challenges the validity of the transactions contemplated in this Agreement.
(ab)Orders – There are no outstanding orders, notices or similar requirements relating to the Purchased Business or to the Assets issued by any building, environmental, fire, health, labour, or police authorities or from any other federal, provincial or municipal authority including, without limitation, occupational health and safety authorities and, to the Vendor Group’s knowledge, there are no matters under discussion with any such authorities relating to orders, notices or similar requirements.
(ac)Inventory – There is no inventory in the Purchased Business.
(ad)Equipment – Section (dd) of the Disclosure Letter sets forth a complete and correct list of equipment owned by the Vendor Group or used in the Purchased Business, except for minor items having an aggregate value not exceeding $15,000. All equipment used in the Purchased Business is owned by the Vendor Group free and clear of all Liens, other than Permitted Liens, and such equipment comprises the only equipment used by the Vendor to carry on the Purchased Business prior to the Closing Date as it is being presently conducted. All such equipment has been properly maintained and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.
(ae)Solvency –
(i)Each of the Vendor Group and its affiliates that own Assets is not insolvent nor has any such Person: (i) proposed a compromise or arrangement to any of its creditors generally, (ii) had any petition or receiving order in bankruptcy filed against it, (iii) taken any proceeding with respect to a compromise or arrangement, including the appointment of an administrator or receiver of any part of the property comprising the Assets, or become subject to such proceeding, (iv) taken or become subject to any proceeding to have it liquidated, dissolved, declared bankrupt or wound-up, (v) taken any proceeding or become subject to any proceeding to have a receiver appointed over any part of its assets, (vi) had any encumbrancer take possession of any of its property or (vii) had any execution or distress become enforceable or become levied upon any of its property.
(ii)The Vendor Group has not been party to any transaction which could be voided in a winding up. The Vendor Group is not and has not been party to a transaction or contract pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another Person or which gives or may give rise to a right of compensation or other payment in favor of another Person under the provisions of any bankruptcy legislation.
(af)Transactions With Interested Persons –
(i)Neither the Vendor Group nor any shareholder, member, officer, director or employee of the Vendor Group or any affiliate of any of the foregoing owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of the Purchased Business, or any corporation, partnership, trust or other entity or organization which has a material contract or arrangement with the Purchased Business, provided, however, that Vendor Group or any shareholder, member, officer, director or employee of the Vendor Group or any affiliate may (i) own, directly or indirectly, solely as an investment, up to five percent (5%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Purchased Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange.
(ii)There are no contracts, obligations or other arrangements of any nature or kind whatsoever between or among the Purchased Business, on the one hand, and any current or former shareholder, director or officer of the Vendor Group or a related party of the Vendor Group, on the other. The Purchased Business is not a guarantor or otherwise liable for any liability of any nature or kind whatsoever of any related party of the Vendor Group.
(ag)Sufficiency of Assets – Other than the Specified Contracts, the Assets comprise all the assets necessary to the operation of the Purchased Business as of the Closing Date. There is no contract binding upon or which at any time in the future may become binding upon the Purchased Business to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets. The Vendor Group is not a party to any agreements, options, or commitments to acquire or lease any real property or assets to be used in or in connection with the Purchased Business other than, in the latter case, those assets that are to be used in the usual and ordinary course of business of the Purchased Business. The Vendor Group is not a party to any partnership, joint venture, or other agreement of a similar nature in connection with the Purchased Business.
(ah)Guarantees – Except as set forth in Section (hh) of the Disclosure Letter, the Vendor Group is not a party to or bound by any guarantee, surety or similar obligation pertaining to the Purchased Business and/or the Subsidiaries.
(ai)No Royalties – The Vendor Group is not a party to or bound by any contract or commitment to pay any royalty, licence fee or management fee pertaining to the Purchased Business.
(aj)Real Property – The Vendor Group hereby confirms that none of the Assets include real property.
(ak)Leases. Except for the Office Leases, complete and correct copies of which have been provided to the Purchaser, the Vendor Group is not a party to, or bound by, any real property lease in connection with the Offices. There are no arrears in rent payment, service charges, insurance premiums or other moneys due under the Office Leases, except those that are due and payable in the ordinary course. The Vendor Group has not received notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse Claims affecting the Offices.
(al)Employees; Independent Contractors –
(i)The Vendor Group has no employment contract, offer letter or terms of engagement with any Person in connection with the Purchased Business other than such contracts, offer letters or terms of engagement as are listed in Part I of Section (ll)(i) of the Disclosure Letter, which correctly sets out whether such contracts are in writing and the employee’s most recent compensation with the Vendor Group (including particulars of all profit sharing, incentive and bonus arrangements applicable to the Employee), and the employee’s start date with the Vendor Group, length of service and whether such contract is binding on purchasers or successors of the Vendor Group. Part II of Section (ll)(i) of the Disclosure Letter also sets out a complete list of the contracts between the Vendor Group and independent contractors in connection with the Purchased Business. To the Knowledge of the Vendor Group, the employment or engagement by the Vendor Group of any of such Employees and independent contractors does not violate any non-disclosure or non-competition agreement between such individual and any third party. No current or, to the Knowledge of the Vendor Group, former, director, officer, shareholder, Employee or independent contractor of the Purchased Business or any Person (including any Subsidiary) not dealing at arm’s length with any of the foregoing is indebted to the Vendor Group.
(ii)The Employees have been registered as required by labor and social security law. The salaries and other amounts payable to the senior management and other Employees, workers and contractors of the Vendor Group and related applicable taxes and duties have been and/or are being regularly paid, and are all current through the Closing Date. All charges, contributions, and other sums payable under Applicable Laws in effect are all current through the Closing Date.

(iii)Section (ll)(iii) of the Disclosure Letter lists all Benefit Plans applicable to the Employees (the “Disclosed Plans”). Except for the Disclosed Plans, there are no health or accident plans, programs, contracts, understandings, or arrangements in which any employee, former employee, retired employee (or beneficiary of any of them) of the Vendor Group is entitled to participate. Subject to any applicable governmental statutes, rules or regulations, nothing in the terms and conditions of the Disclosed Plans prohibits or limits the ability of the Purchaser or the Vendor Group to terminate all such Benefit Plans concurrent with the consummation of the purchase and sale contemplated hereby or will trigger or result in a material financial obligation on the Purchaser or the Vendor Group by virtue of such termination.
(iv)Each of the Disclosed Plans has been duly registered where required by and is in compliance in all material respects and in good standing under all Applicable Laws. Each Disclosed Plan: (i) complies in all material respects with all applicable requirements of ERISA, and is operated in material compliance with its terms; (ii) is operated in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax exempt income for its funding vehicle, and the allowance of deductions with respect to contributions thereto; and (iii) that is intended to be qualified under section 401(a) of the Internal Revenue Code has received a determination from the Internal Revenue Service that such Disclosed Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable. All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof of the plans and no past service funding liabilities exist thereunder. There is no pending or, to the Vendor Group’s knowledge, threatened claim against or otherwise involving any plan, or any fiduciary thereof, by or on behalf of any participant or beneficiary under any plan (other than routine claims for benefits), nor is there any pending or, to the Vendor Group’s knowledge, threatened claim by or on behalf of any of the plans, which has or could have an adverse effect on the Vendor Group.
(v)The Vendor Group has complied in all material respects with all Applicable Laws relating to the employment of labor, benefits, including those relating to wages, hours, pay equity, overtime, termination pay and severance, occupational safety, workers compensation, human rights and discrimination, accessibility, the payment of statutory deductions and remittances, social security and other payroll related taxes, and has not received any written notice alleging failure to comply in any material respect with any such laws, rules or regulations. No controversies, disputes or proceedings are pending or, to the Vendor Group’s knowledge, threatened, with respect to the Vendor Group’s Employees. There is no labor strike, dispute, slowdown, representation campaign, or work stoppage actually pending or, to the Vendor Group’s knowledge, threatened with respect to Employees. All obligations of the Vendor Group, with respect to any Disclosed Plan, labor law or rule, or any other forms of compensation, have been fully paid by the Vendor Group to the extent they have accrued prior to the Closing Date. No such obligations, whether accrued or not, will remain subsequent to the Closing Date, including, without limitation, unpaid days, sick days, vacation time, and the like.
(vi)No Benefit Plan is subject to Title IV of ERISA.

(vii)No Benefit Plan is a (i) "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA or (ii) "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA.
(viii)The Vendor Group retains all liabilities with respect to each Benefit Plan, including any successor COBRA obligations; and (A) no Benefit Plan (or any Liability with respect to any Benefit Plan) will be transferred to or assumed by the Purchaser and (B) nothing has occurred or failed to occur with respect to any Benefit Plan which will result in any liability to the Purchaser.
(ix)Since January 1, 2023, there has not been any increase in the rate or terms of compensation payable by the Vendor Group to, or any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan on behalf of the employees in the Purchased Business, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal period performance reviews and related compensation and benefit increases) or increases explicitly provided for in the applicable contract, nor has the Vendor Group entered into any agreement, verbal or written, to provide any employees any termination, severance, change of control or transaction bonus payments.
(x)Neither the execution and delivery of this Agreement nor the consummation or performance of any transaction contemplated hereby will, directly or indirectly (with or without notice or lapse of time), obligate the Purchaser to pay any separation, severance, or termination benefit to, or accelerate the time of vesting for, change the time of payment to, or increase the amount of compensation due to, any director, Employee, officer, former employee, or former officer of the Vendor Group.
(am)Collective Agreement/Pensions – Except as set forth in Section (mm) of the Disclosure Letter, the Vendor Group is not, in connection with the Purchased Business and/or Transferred Personnel, bound by or a party to:
(i)any collective agreement (either directly or by operation of law); or
(ii)other than the Disclosed Plans, any benefit plan, including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of the Vendor Group for any Transferred Personnel.
(an)Bargaining Rights –
(i)No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:
(A)holds bargaining rights with respect to any of the Vendor Group’s Employees by way of certification, interim certification, voluntary recognition, designation, or successor rights,
(B)has applied or, to the Vendor Group’s knowledge, threatened to apply to be certified as the bargaining agent of any of the Vendor Group’s Employees, or
(C)has applied to have the Vendor Group declared a related employer or successor employer pursuant to applicable labor legislation.

(ii)To the Knowledge of the Vendor Group, there have been no union organizing efforts conducted within the last three years with respect to Employees.
(ao)Compliance With Laws – Except as disclosed in Section (oo) of the Disclosure Letter, the Vendor Group is currently conducting and has at all times conducted the Purchased Business in material compliance with all Applicable Laws of all jurisdictions in which it conducts or has conducted the Purchased Business, and is not and has not been in material breach of any such Applicable Laws. The Vendor Group is duly licensed, registered or qualified to carry on business as now conducted and to own the Assets, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or may have an adverse effect on the operation of the Purchased Business or which may be affected by the completion of the transactions contemplated hereby. The Vendor Group has not received written or verbal notice of any violation or suspected violation of Applicable Laws or failure to obtain or comply with the terms of any such licences, registrations, and qualifications in connection with the Purchased Business.
(ap)Money Service Business. The Vendor Group is not required to be registered as a money service business with any Governmental Authority in connection with the Purchased Business nor has it received any notice to that effect. In the past five years, there have been no unresolved adverse regulatory examination findings by any Governmental Authority or local bank or consumer protection agency that have had or may be expected to have a Material Adverse Effect.
(aq)Data Privacy –
(i)The Vendor Group’s processing of any personal information concerning individuals is, and has been in the past five years, in material compliance with all applicable Data Protection Obligations, in each case with respect to the Purchased Business.
(ii)No material security breaches resulting in unauthorized access to, or loss of, any personally identifiable information concerning individuals or sensitive customer data (in each case with respect to the Purchased Business and/or the Subsidiaries) in the possession or control of the Vendor Group has occurred. The Vendor Group has a written privacy policy which governs its collection, use and disclosure of personal information that is commercially reasonable and, in any event, in in material compliance with all applicable Data Protection Obligations. All required consents to the collection, use or disclosure of personal information in connection with the conduct of the Purchased Business and/or the Subsidiaries in compliance with Data Protections Obligations have been obtained.
(ar)Taxes –
(i)Each Subsidiary, and the Vendor Group in connection with the conduct of the Purchased Business, is currently compliant and has at all times complied with all Applicable Laws concerning Tax in all material respects, including Applicable Laws relating to transfer pricing and anti-hybrid regulations, bookkeeping and Tax returns.
(ii)All Tax returns and applicable Tax notices with respect to the Purchased Business and/or the Subsidiaries required to be filed by the Vendor Group have been filed on time and all such Tax returns were in all material respects complete and correct and prepared in accordance with the requirements of Applicable Laws concerning Tax. The Vendor Group is not currently the beneficiary of any extension of time within which to file any Tax return with respect to the Assets, other than automatic extensions of time obtained in the ordinary course of the Purchased Business. No claim has ever been made by any Governmental Authority in a jurisdiction where the Vendor Group does not file Tax returns that the Vendor Group is or could be subject to taxation by that jurisdiction with respect to the Purchased Business and/or the Subsidiaries, nor is there any reasonable basis for such a claim.
(iii)Except as disclosed in the Financial Statements or Section (rr)(ii) of the Disclosure Letter, the Vendor Group has paid all income and other material Taxes that are or have been due and payable, including without limitation, income and sales taxes, and any other federal, provincial or local taxes, or required to be paid, in each case with respect to the Purchased Business and/or the Subsidiaries and has filed all related Tax returns and forms required to be filed. The Vendor Group has no liability, obligation or commitment for the payment of income taxes, corporation taxes or any other Taxes with respect to the Purchased Business and/or the Subsidiaries arising before the Time of Closing or arising as a result of the transactions contemplated by this Agreement, except such as are disclosed in the Financial Statements or such Taxes not yet due as have arisen since January 1, 2023 in the usual and ordinary course of the Purchased Business and/or the Subsidiaries and for which adequate provision in the accounts of the Vendor Group, as applicable, has been made. The Vendor Group is not in arrears with respect to any required withholdings or installment payments of any Tax of any kind with respect to the Purchased Business and/or the Subsidiaries and the Vendor Group has not filed any waiver or extension of the statute of limitations on assessment of Tax for a taxation year of the Vendor Group under any legislation imposing Tax on the Vendor Group with respect to the Purchased Business and/or the Subsidiaries.
(iv)The Vendor Group has collected or withheld (if so required, as the case may be) and paid any Taxes (including penalties and interest, as well as amounts required to be collected or withheld from third parties for the purposes of Tax) or duties assessable at the national or local level, including amounts which are required by Applicable Laws concerning Tax.
(v)Except as disclosed in Section (rr)(iii) of the Disclosure Letter, there are no pending audits, disputes, or investigations by any Governmental Authority of any Tax payment or Tax return made or filed by the Vendor Group relating to the Purchased Business nor has there been any claimed failure to pay or report any kind of Tax which may be assessed by any such taxing authority against the Vendor Group with respect to the Purchased Business and/or the Subsidiaries. No failure of the Vendor Group to duly and timely pay all Taxes (including installments) that are due and payable by it with respect to the Purchased Business and/or the Subsidiaries, and no proceedings, investigations, audits or Claims now pending or, to the Vendor Group’s knowledge, threatened against the Vendor Group in respect of Taxes with respect to the Purchased Business and/or the Subsidiaries, will result in a Lien on the Assets, other than Liens for Taxes not yet due and payable. To the Knowledge of the Vendor Group, there exists no basis for which Tax assessments in relation to Purchased Business and/or the Subsidiaries’ Tax position can be validly founded or demands for payment can be validly made against the Purchased Business and/or the Subsidiaries or Tax proceedings can be successfully brought in relation to the same in any jurisdiction relating to any taxable event that occurred or originated prior to the Closing Date, in each case that has not been resolved in full.
(vi)Neither the Vendor Group nor any member of its Group is a party to any agreement, contract, arrangement, or plan that, in connection with the consummation of the transactions contemplated herein, has resulted or would result in the payment of any “excess parachute payment” within the meaning of the Internal Revenue Code or a similar payment in any other jurisdiction in which the Purchased Business operates and/or where the Transferred Personnel are located.
(vii)Each Subsidiary is and always has been a resident of the country of its incorporation/establishment for Tax purposes and does not have a permanent establishment in a country outside the country of its incorporation/establishment and is not and has never been a resident or treated as a resident in any other jurisdiction for any Tax purpose or for the purposes of any double Tax agreement. The Subsidiaries are not liable to, and have not at any time incurred any Tax, in any jurisdiction other than their jurisdiction of incorporation/establishment.
(viii)The share capital account of the Australian Subsidiaries are not ‘tainted’ within the meaning of section 995-1 of the Income Tax Assessment Act 1997 (the “ITAA”).
(ix)On the Closing Date, each of the Australian Subsidiaries is a member of an Australian income tax consolidated group, as those terms are defined in section 995-1 of the ITAA, and has current Tax sharing funding agreements in place.
(x)The Subsidiaries at the Closing Date do not have any arrangements or transactions within the Vendor Group that would attract the operation of the hybrid mismatch rules under any Applicable Law concerning Tax.
(as)Insurance – Section (ss) of the Disclosure Letter sets forth a complete and correct list of all insurance policies maintained by the Vendor Group in respect of the Purchased Business that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending Claims thereunder, such insurance being appropriate to the business of the Purchased Business in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, and in compliance with insurance requirements set forth in customer Contracts; all such policies of insurance are in full force and effect, and will continue to be so until and including the Closing Date. The Vendor Group is not in default, whether as to the payment of premium or otherwise, under the terms of any such insurance policy, nor has the Vendor Group failed to give notice or present any Claim under any such insurance policy in due and timely fashion. There are no Claims relating to the Vendor Group or the Purchased Business that are pending under any of the insurance policies applicable to the Purchased Business, and, to the Knowledge of the Vendor Group, no events or incidences have occurred prior to the date of this Agreement that would be reasonably likely to give rise to any such Claim in the future.
(at)No Brokers – Other than UBS Securities LLC, the Vendor Group has not engaged any broker, finder, or similar intermediary in connection with the transactions contemplated by this Agreement, and no Person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions contemplated herein.

(au)Other Events, Conditions or Facts – To the Knowledge of the Vendor Group, neither this Agreement nor any other Transaction Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Knowledge of the Vendor Group, there is no fact which has not been disclosed herein and which would have a Material Adverse Effect.
(av)Anti-Bribery and Corruption – Neither the Vendor Group nor any Subsidiaries, nor, to the Knowledge of the Vendor Group, any of their respective shareholders, directors, officers, Employees, distributors, resellers, partners, representatives or other Persons acting on its behalf (collectively the “Vendor Group’s Representatives”) have directly or indirectly: (i) offered, promised, made or authorized, or agreed to offer, promise, make or authorize, any contribution, expense, payment or gift of funds, property or anything of value to or for the use or benefit of any government official for the purpose of securing action or inaction or a decision of a Governmental Authority or a government official, influence over such action, inaction or decision, or any improper advantage; or (ii) taken any action which is or would be otherwise inconsistent with or prohibited by the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), or the Foreign Corrupt Practices Act, the Bribery Act 2010 (United Kingdom) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Vendor Group with respect to the Purchased Business (collectively, the “Anti-Corruption Laws”). The Vendor Group and the Vendor Group’s Representatives have instituted and maintain policies and procedures designed to ensure continued compliance with Anti-Corruption Laws, including those for the detection, prevention and reporting of violations. The operations of Vendor Group have been conducted at all times in compliance with Anti-Corruption Laws and there has been no suit, action, investigation (including any internal investigation), inquiry, litigation or proceeding by or before any Governmental Authority, customer, business partner or any arbitrator involving the Vendor Group or any of the Vendor Group’s representatives with respect to Anti-Corruption Laws, and there are, to the Knowledge of the Vendor Group, no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding. The Vendor Group is not ineligible nor, to the Knowledge of the Vendor Group, considered by any Governmental Authority to be ineligible, to tender for any contract or business with, or be awarded any contract or business by, such Governmental Authority, or to tender for or perform any sub-contracting work under a contract with such Governmental Authority.
(aw)Economic Sanctions and Export Controls –
(i)Except as set forth in Section (ww) of the Disclosure Letter, the operations of the Vendor Group have been conducted at all times in compliance with economic sanctions, anti-terrorism, customs and export and technology transfer control laws, including the Special Economic Measures Act (Canada)¸ the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Extraterritorial Measures Act, the Export and Import Permits Act (Canada), the Defence Production Act (Canada) and the Customs Act (Canada), including any regulations or orders issued under the foregoing, and similar applicable economic sanctions, anti-terrorism, customs and export and technology transfer control laws of other jurisdictions (collectively, the “Trade Control Laws”). Vendor Group has instituted and maintains policies and procedures designed to ensure continued compliance with such legislation, including those for the detection, prevention and reporting of violations. The operations of the Vendor Group have been conducted at all times in compliance with Trade Control

Laws and there has been no suit, action, investigation (including any internal investigation), inquiry, litigation or proceeding by or before any Governmental Authority, customer, business partner or any arbitrator involving Vendor Group or any of the Vendor Group’s Representatives with respect to Trade Control Laws or pending or threatened, and there are no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding.
(ii)Neither Vendor Group nor any of the Vendor Group’s representatives:
(A)is a person designated or listed under Trade Control Laws or a person owned or controlled by, acting on behalf of or otherwise representing a such a person (collectively, “Designated Persons”);
(B)has had any direct or indirect dealings involving Designated Persons on behalf of the Vendor Group and in violation of applicable Law;
(C)has had any direct or indirect dealings within or involving Belarus, Burma (Myanmar), Central African Republic, the Crimea region of Ukraine, Côte d'Ivoire, Democratic Republic of the Congo, Egypt, Eritrea, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Russia, Ukraine, Sierra Leone, Somalia, South Sudan, Sudan, Syria, Tunisia, Yemen, or Zimbabwe or with any Person who is (i) controlled by, acting on behalf of or otherwise representing any Governmental Authority of any such countries, (ii) an entity or partnership established under the laws of any such countries, or (iii) a natural person normally resident in any such countries, in each case on behalf of the Vendor Group and in violation of Applicable Laws; or
(D)has acquired, possessed, transferred, or otherwise dealt with goods, software, or technology listed on (i) the Export Control List promulgated under the Export and Import Permits Act (Canada) (ii) the Schedule to the Defence Production Act (Canada), (iii) similar applicable Laws of other jurisdictions, in each case on behalf of the Vendor Group and in violation of such Laws.
(ax)COVID-19 Matters –
(i)No member of the Vendor Group has experienced any material disruption in its supply chain as a result of COVID-19 with respect to the Purchased Business. No member of the Vendor Group has made, nor currently plans to make, any changes to such member’s supply chain or vendors in response to COVID-19.
(ii)No counterparty to any Contract to which any member of the Vendor Group is a party has been unable to perform its obligations or defaulted under such Contract or, to the Knowledge of the Vendor Group, filed for bankruptcy or insolvency relief, or indicated a likelihood to do so. The Vendor Group has not received any notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under any existing Contract due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing Contract due to COVID-19. The Vendor Group has not issued any notices seeking (A) to excuse the Vendor Group’s non-performance, or delay a member of the Vendor Group’s performance, under existing Contracts due to interruptions caused by COVID-19 or (B) to modify any existing Contract due to COVID-19.
(iii)The Vendor Group has complied with the paid sick leave and emergency family leave requirements of the Families First Coronavirus Response Act (United States) and such similar Applicable Laws in other jurisdictions in which the Purchased Business operates (collectively, the “COVID Laws”), and to the Vendor Group has received any corresponding Tax credit under COVID Laws for providing such paid leave, it has done so in compliance with COVID Laws.
(iv)The Vendor Group has not utilized the “Employee Retention Tax Credit” under the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) (United States) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules, or regulations, as in effect on the date hereof, the “CARES Act”) to either offset Tax deposits or receive an advance Tax refund.
(v)Except as disclosed in Section (xx)(v) of the Disclosure Letter, the Vendor Group has not deferred paying the employer portion of social security tax for any payroll period as a result of COVID-19 or deferred any payroll Taxes pursuant to or in connection with the Payroll Tax Deferral Executive Order or similar Applicable Laws in other jurisdictions in which the Purchased Business operates.
(vi)The Vendor Group has not made any Claims on existing insurance policies, including business interruption insurance, as a result of COVID-19 in connection with the Purchased Business. Any local jurisdiction support payments made to the Vendor Group as a result of COVID-19 were accurately made.
(vii)No member of the Vendor Group has applied for or received any “Paycheck Protection Program” funds through the U.S. Small Business Administration under the CARES Act or any similar Applicable Laws of other jurisdictions in which the Purchased Business operates.
(ay)Subsidiary Shares –
(i)Section (yy) of the Disclosure Letter sets forth the authorized and issued capital of each Subsidiary. The issued capital comprises the only equity securities outstanding and constitute part of the Assets to be purchased by the Purchaser subject to the terms and conditions of this Agreement (collectively, the “Subsidiary Shares”).
(ii)All of the Subsidiary Shares have been duly authorized, are validly issued, fully paid and non-assessable, and Vendor Group is the registered and beneficiary owner of the Subsidiary Shares, free and clear of all Liens.
(iii)Upon consummation of the transactions contemplated herein, the Purchaser shall own all of the Subsidiary Shares, free and clear of all Liens.
(iv)All of the Subsidiary Shares were issued in compliance with Applicable Laws. None of the Subsidiary Shares were issued in violation of any agreement, arrangement or commitment to which Vendor Group is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(v)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to any equity in the capital of the Subsidiaries obligating any member of the Vendor Group to issue or sell any shares of, or any other interest in, the applicable Subsidiaries. None of the Subsidiaries have outstanding or authorized any share appreciation, phantom stock, profit participation or similar rights.
(vi)No Subsidiary owns or has any interest in, any shares or equity securities, or another ownership interest in, any other Person.
(vii)The corporate records and minute books of each the Subsidiaries have been maintained in accordance with all Applicable Laws and are complete and accurate in all material respects. All those corporate records and minute books of each of the Subsidiaries have been made available to the Purchaser.
(az)Accounts and Powers of Attorney – Section (zz) of the Disclosure Letter sets forth:
(i)the name of each bank or other depository in which each of the Subsidiaries maintain any bank account, trust account or safety deposit box and the names of all individuals authorized to draw on them or who have access to them; and
(ii)the name of each Person holding a general or special power of attorney from the Subsidiaries and a summary of its terms.